UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Standard Time on February 1, 2013

PLACE	The Crystal Ballroom at the Post Rice Lofts
909 Texas Avenue
Houston, Texas 77002

ITEMS OF BUSINESS	•	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify the Board of Directors.
•

To consider and act upon Amendment No. 1 to the Cheniere Energy, Inc. 2011 Incentive Plan to (i) increase the number of shares of common stock available for issuance under the plan from 10 million to 35 million; and (ii) add a performance goal and modify the performance period provisions so that awards can satisfy the qualified performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended.

•	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you were a stockholder of record on

December 17, 2012.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

ELECTRONIC AVAILABILITY OF PROXY MATERIALS	We are making this Proxy Statement, including the Notice of Special Meeting, available on our website at: http://www.cheniere.com/corporate/2013_special_meeting.shtml.

BY ORDER OF THE BOARD OF DIRECTORS

Cara E. Carlson
Corporate Secretary

December 31, 2012

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our Special Meeting of Stockholders and any adjournment or postponement thereof.

You are invited to attend our Special Meeting of Stockholders (“Meeting”) on February 1, 2013, beginning at 9:00 a.m., Central Standard Time. The Meeting will be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002.

This Notice of Special Meeting, Proxy Statement and proxy card are first being mailed to stockholders on or about December 31, 2012.

Do I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of December 17, 2012, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request with proof of your ownership of Cheniere stock as of December 17, 2012, to:

Cheniere Energy, Inc.

Attention: Investor Relations

700 Milam Street, Suite 800

Houston, Texas 77002

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Stockholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on December 17, 2012 (the “Record Date”), are entitled to receive this Notice and to vote their shares at the Meeting. As of the Record Date, there were                  shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” of those shares. The Notice of Special Meeting, Proxy Statement and proxy card have been sent directly to you by Cheniere.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Special Meeting, Proxy Statement and proxy card have been forwarded to you by your broker, bank or other holder of record, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By Mail

You may submit your proxy vote by mail by signing a proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board; provided, however, if you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the following proposals if your bank, broker or other holder of record does not receive voting instructions from you: Proposal 1 to amend the Company’s Restated Certificate of Incorporation, as amended, to declassify the Board; and Proposal 2 to approve Amendment No. 1 to the 2011 Incentive Plan.

By telephone or on the Internet

If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided on your proxy card or voting instruction form. If you are a beneficial owner, the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

If you are the stockholder of record, you have the right to vote in person at the Meeting. If you are the beneficial owner, you are also invited to attend the Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from your broker, bank or other holder of record that holds your shares, giving you the right to vote the shares at the Meeting.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding question.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m. Central Standard Time, at our offices at 700 Milam Street, Suite 800, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to approve the proposal discussed in this Proxy Statement?

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting is necessary to constitute a quorum. In the absence of a quorum at the Meeting, the Meeting may be postponed or adjourned from time to time without notice, other than an announcement at the Meeting, until a quorum shall be formed. Abstentions and “broker non-votes” represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for purposes of determining a quorum. Abstentions and “broker non-votes” occur when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1—To be approved, Proposal 1 to amend the Restated Certificate of Incorporation, as amended, to declassify the Board must receive the affirmative vote of at least 66  2/3% of the total number of outstanding shares of common stock of the Company. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without specific instructions from you because Proposal 1 is not considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposal 1.

Proposal 2—To be approved, Proposal 2 to approve Amendment No. 1 to the Cheniere Energy, Inc. 2011 Incentive Plan must receive the affirmative vote of a majority of the shares present in person or by proxy at the Meeting and entitled to vote on such matter. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 2 without specific instructions from you because Proposal 2 is not considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposal 2.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to solicit proxies. We will pay Morrow & Co., LLC a fee of $15,000 plus expenses for these services.

Who will count the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on February 1, 2013

The Proxy Statement, including the Notice of Special Meeting, are available on our website at http://www.cheniere.com/corporate/2013_special_meeting.shtml. Please note that the Notice of Special Meeting is not a form for voting, and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage our stockholders to access and review the proxy materials before voting.

PROPOSAL 1—APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO DECLASSIFY THE BOARD OF DIRECTORS

Article Fourth of our Restated Certificate of Incorporation, as amended (the “Certificate”), currently divides the Board into three classes (Class I, Class II and Class III). Each member of a class is elected for a three-year term, with the terms staggered so that approximately one-third of the directors stand for election each year. There are currently four Class I directors, whose terms will expire at our 2014 annual meeting of stockholders; three Class II directors, whose terms will expire at our 2015 annual meeting of stockholders; and three Class III directors, whose terms will expire at our 2013 annual meeting of stockholders.

As part of its ongoing review of corporate governance matters, the Board considered the advantages and disadvantages of maintaining a classified board structure. The Board recognizes that a classified structure may offer several advantages, such as promoting Board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the Board will have prior experience with the Company. On the other hand, the Board also recognizes that a classified structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. After considering the arguments in favor of and against the classified board structure, the Board determined to phase out the classification of the Board and provide instead for the annual election of directors. As a result, the Board has adopted, subject to stockholder approval, an amendment to our Certificate to declassify the Board (the “Amendment”). Attached hereto as Exhibit A is the Amendment, as approved by the Board and as submitted to our stockholders for their approval.

If this proposal is approved by our stockholders, the Amendment would provide for the phased elimination of the classified structure of the Board over a three-year period. As the proposed Amendment would not shorten the existing term of a director, the directors who have been elected prior to the effectiveness of the Amendment will complete their respective terms and be eligible for re-election for one-year terms thereafter. From and after the election of directors at our 2015 annual meeting of stockholders, the Board will cease to be classified and all directors elected at our 2015 annual meeting of stockholders (and each annual meeting thereafter) will be elected for a term expiring at the next annual meeting. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, resignation or removal. Additionally, if the proposal is approved by our stockholders, the Amendment would provide for certain conforming changes to the Certificate in connection with the declassification of the Board. For instance, while the members of the Board are currently removable only for cause pursuant to the Certificate, the proposed Amendment provides that, once the Board has become declassified in 2015, directors may be removed with or without cause.

Approval of the Amendment requires the affirmative vote of at least 66 2/3% of the total number of outstanding shares of common stock of the Company. If this proposal is approved by our stockholders, the Amendment will become effective upon the filing of a Certificate of Amendment to the Certificate with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the Meeting. If the proposal is not approved by our stockholders, the Amendment will not be implemented and the Company’s current classified Board structure will continue in place.

Recommendation of the Board of Directors

The Board of Directors unanimously approved the Amendment and believes the Amendment is in the best interest of the Company and our stockholders. The Board of Directors recommends a vote FOR approval of the amendment to the Cheniere Energy, Inc. Restated Certificate of Incorporation, as amended, to declassify the Board of Directors.

CORPORATE GOVERNANCE UPDATE

In addition to the Board’s adoption of the Amendment to declassify the Board as discussed in Proposal 1 above and in connection with its ongoing review of corporate governance matters, the Board recently adopted a mandatory director retirement policy that requires each director who has attained the age of 75 to retire from the Board at the annual meeting of stockholders of the Company held in the year at which his or her current term expires unless the Board determines such mandate for a particular director is not at the time in the best interests of the Company. The Board believes this policy will ensure a healthy rotation of directors, which will promote the continued influx of new ideas and perspectives to the Board.

The Board also terminated the Company’s Rights Agreement, as amended (the “Rights Plan”), to increase management and Board accountability to stockholders. In light of the general disfavor of such so-called “poison pill” plans by institutional investors and shareholder groups, the Board believes the termination of the Rights Plan highlights the mutual goal of management and the Board of maintaining sound corporate governance policies and procedures throughout the Company. A description of certain of the Company’s additional corporate governance policies is located in the Company’s Proxy Statement dated April 19, 2012 and filed with the Securities and Exchange Commission.

PROPOSAL 2—APPROVAL OF AMENDMENT NO. 1 TO THE CHENIERE ENERGY, INC. 2011 INCENTIVE PLAN

The Board of Directors unanimously adopted the Cheniere Energy, Inc. 2011 Incentive Plan (“2011 Plan”) in March 2011, and our stockholders approved the 2011 Plan in June 2011. The Board believes the 2011 Plan provides valuable stock-based compensation and furthers the success of the Company by aligning the financial interests of employees, officers, non-employee directors and consultants with those of the Company and our stockholders through ownership of the Company’s stock. The Board also believes stock-based awards issued under the 2011 Plan serve to attract and retain employees and consultants and to enhance their incentive to perform at the highest level and contribute significantly to the Company’s success.

Proposed Amendment

On December 7, 2012, the Board adopted Amendment No. 1 to the 2011 Plan (“Amendment No. 1”). Amendment No. 1 (i) increases the number of shares of common stock available for issuance under the 2011 Plan from 10 million shares to 35 million shares (subject to adjustment for stock dividends, stock splits and certain other changes in capitalization, pursuant to the terms of the 2011 Plan); and (ii) adds a performance goal and modifies the performance period provisions so that awards can satisfy the qualified performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The proposed additional 25 million authorized shares represent approximately 11% of our outstanding common stock as of December 3, 2012. The Board adopted Amendment No. 1 to ensure there will be sufficient shares reserved under the 2011 Plan so the Company can continue to grant stock-based awards to existing and future employees, consultants and non-employee directors of the Company at levels to be determined by management and the Compensation Committee of the Board. The Compensation Committee has designated approximately 18 million of the proposed additional 25 million authorized shares for awards (the “Long-Term Commercial Bonus Awards”) under the Company’s 2011—2013 Bonus Plan, as amended. The 2011—2013 Bonus Plan is described further in the Compensation Discussion and Analysis of this Proxy Statement. The proposed 18 million shares designated for Long-Term Commercial Bonus Awards represent a reduction in the aggregate number of stock awards for Trains 3 and 4 of the liquefaction project that is authorized under the 2011—2013 Bonus Plan. The Company estimates that, absent such reduction, a total of approximately 22 million shares of Company stock and $90 million in cash would have been awarded to participants if the Company secured financing commitments to fund the cost of constructing Trains 3 and 4 of the liquefaction project. However, the exact amount of the stock and cash awards would not be determinable until such financing commitments are obtained.

The Company anticipates it will need to substantially increase its workforce during the next few years in connection with the liquefaction project and its other potential liquefaction facilities and approximately 7 million of the additional 25 million shares proposed to be reserved under the 2011 Plan will be designated primarily for new hire stock awards to these future employees. The Company relies on highly skilled technical and managerial employees to implement our strategic goals and expand our business. There is significant competition for these types of skilled professionals and many other companies also use stock-based awards to attract, motivate and retain their best employees. The Board believes stock-based compensation, including new hire stock awards for future employees of the Company, encourages employees to act like owners of the business, motivating them to work toward the Company’s success and rewarding their contributions by allowing them to benefit from increases in the value of the Company’s stock.

Subject to stockholder approval of the increase in the number of shares of common stock available for issuance under the 2011 Plan, the Compensation Committee currently intends to issue Long-Term Commercial Bonus Awards under the 2011—2013 Bonus Plan to executive officers and other employees of the Company based on the achievement of performance goals with respect to Trains 3 and 4 of the liquefaction project. Amendment No. 1 modifies the provisions of the 2011 Plan to add a performance goal that is aligned with our business goals and expectations with respect to the liquefaction project and satisfies the qualified performance-based compensation exception under Section 162(m) of the Code. Under Section 162(m) of the Code, a public company’s corporate income tax deduction is capped at $1 million per year for amounts paid to the company’s chief executive officer and any of the three other highest paid executives, excluding the chief financial officer, who are employed as of the end of the year. However, the $1 million cap does not apply to performance-based compensation that is paid because of the attainment of one or more pre-established and objective performance goals adopted by a compensation committee consisting of two or more outside directors (such as our Section 162(m) Subcommittee).

In this regard, Amendment No. 1 adds a new performance goal to the existing stockholder-approved performance goals under the 2011 Plan based on the implementation, completion or attainment of measurable objectives with respect to financing or construction of entire projects or stages of projects. This new performance goal is intended to permit the Section 162(m) Subcommittee to grant awards, including Long-Term Commercial Bonus Awards under the Company’s 2011—2013 Bonus Plan, that satisfy the Section 162(m) qualified performance-based compensation exception. Under the new performance goal, the Compensation Committee can establish performance goals designed to encourage management to meet certain financing objectives related to specific Company projects, such as the closing of financings for the construction of all or part of the liquefaction project or other potential liquefaction facilities that we may target in the future, as well as the completion of other Company strategic initiatives, such as the substantial completion of construction of Trains 3 and 4 of the liquefaction project, in each case, while satisfying the Section 162(m) qualified performance-based compensation exception.

In addition, Amendment No. 1 revises existing Performance Award provisions under the 2011 Plan by eliminating the requirement that Performance Goals must in all cases be based on the achievement of performance goals measured over a performance period of between one and five years, with payment of awards based on Performance Goals only at the end of each such performance period. These performance period requirements unnecessarily restrict the Section 162(m) Subcommittee’s flexibility in the design and payment of performance-based awards. By requiring that qualified Performance Awards be based on performance measured over a specified period, the Section 162(m) Subcommittee could not establish a Performance Award under the 2011 Plan based upon the achievement of a specific corporate strategic initiative or business milestone at any time during a specific period (such as specified financing objectives or substantial completion of construction of Trains 3 and 4 of the liquefaction project over a specified period), and could not pay out a Performance Award that satisfies the applicable performance goal until after the end of such period, even if the applicable performance goal could be achieved well in advance of the end of the applicable period.

Approval of Amendment No. 1 requires the affirmative vote of at least a majority of the shares present in person or by proxy at the Meeting and entitled to vote on such matter. If the stockholders approve the proposal, Amendment No. 1 will be effective as of the date of the adoption by the stockholders. Attached hereto as Exhibit B is Amendment No. 1 to the 2011 Plan, as approved by the Board and submitted to our stockholders for their approval.

Recommendation of the Board of Directors

The Board of Directors unanimously approved Amendment No. 1 to the 2011 Plan and believes Amendment No. 1 to the 2011 Plan is in the best interest of the Company and our stockholders. The Board of Directors recommends a vote FOR approval of Amendment No. 1 to the Cheniere Energy, Inc. 2011 Incentive Plan.

Summary of the 2011 Plan

Below is a summary of the material terms of the 2011 Plan, as amended by Amendment No. 1, and all references therein to the “2011 Plan” shall mean the 2011 Plan, as amended by Amendment No. 1. In addition, the following summary is qualified in its entirety by reference to the full text of the 2011 Plan, as amended by Amendment No. 1, which may be obtained at no cost from the Company.

Purpose of the 2011 Plan

The 2011 Plan is designed to promote the interests of the Company and our stockholders by offering employees, consultants and non-employee directors of the Company or its affiliates an opportunity to participate in the growth and financial success of the Company and in performance-related incentives. A further purpose of the 2011 Plan is to provide the Company and its affiliates an opportunity to attract and retain the best available individuals needed for the continued growth and success of the Company. Accordingly, the 2011 Plan provides for the following:

•	discretionary grants to employees of the Company or our affiliates of stock options that constitute incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Code; and

•

discretionary grants to employees, consultants, and non-employee directors of the Company or our affiliates of (a) stock options that do not constitute Incentive Stock Options (“Non-qualified Stock Options”), (b) shares of common stock for a purchase price, if any, determined by the Committee (as described below) that are not subject to forfeiture (“Bonus Stock Awards”), (c) the right to receive shares of common stock or cash payments, each up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of a share of common stock on the date the stock appreciation right was granted (“Stock Appreciation Rights”), (d) the right to receive a specified number of shares of common stock or cash equal to the fair market value of a specified number of shares of common stock at the end of a Restricted Period (as defined in the 2011 Plan) or on the last day of a specified deferral period (“Phantom Stock Awards”), (e) shares of common stock that are subject to restrictions on disposition and forfeiture to the Company under certain circumstances (“Restricted Stock Awards”), (f) cash and/or stock payments that may be earned based on the satisfaction of various performance measures (“Performance Awards”), and (g) other stock or performance-based awards (“Other Stock or Performance-Based Awards”).

We believe the 2011 Plan is a valuable compensation component for the Company and helps further the success of the Company by aligning the financial interests of employees, consultants and non-employee directors with those of the Company and our stockholders through ownership of the Company’s common stock.

Historical Grant Information

As of December 3, 2012, there were 101,950 shares of common stock available for issuance under the 2011 Plan. An aggregate of 9,900,000 shares of restricted stock were granted under the 2011 Plan through the date of the filing of this Proxy Statement. Based on 223,398,564 shares of common stock issued and outstanding on December 3, 2012, the shares currently available for issuance under the 2011 Plan represent less than one percent of the Company’s outstanding shares.

Administration

The 2011 Plan is administered by the Compensation Committee or, if there is no Compensation Committee at any relevant time, by the Board. With respect to any award granted to a Covered Employee (as described below) that is intended to be “performance-based compensation” for purposes of Section 162(m) of the Code, the Section 162(m) Subcommittee, which is comprised solely of two or more non-employee directors who also qualify as “outside directors” (as described under Section 162(m) of the Code) makes performance-based award decisions. References herein to the “Committee” mean the Section 162(m) Committee, or the Compensation Committee or Board, along with the Equity Grant Committee and the Option Grant Committee described below, as applicable. A Covered Employee is the Chief Executive Officer of the Company and each other officer of the Company that is required to be treated as a “covered employee” for purposes of applying Section 162(m) of the Code to awards.

The Committee has full authority, subject to the terms of the 2011 Plan, to establish rules that it deems relevant for the proper administration of the 2011 Plan, to select the employees, consultants and non-employee directors to whom awards are granted, and to set the type and size of awards that are made and the other terms of the awards. When granting awards, the Committee may consider any factors that it deems relevant.

The Board has established an Equity Grant Committee and has appointed Charif Souki, Chairman of the Board, Chief Executive Officer and President of the Company, as the sole member of that Committee of the Board to act on behalf of the Board and the Compensation Committee to grant Restricted Stock Awards and Non-qualified Stock Options to eligible employees and consultants (other than executive officers of the Company or our affiliates, including Covered Employees, and non-employee directors). Restricted Stock Awards made by the Equity Grant Committee in a calendar year cannot exceed 150,000 shares of restricted stock per recipient or an aggregate of 600,000 shares of restricted stock to all recipients. Non-qualified Stock Option awards made by the Equity Grant Committee in a calendar year cannot exceed 450,000 stock options per recipient or an aggregate of 3,000,000 stock options to all recipients (reduced by the number of shares of common stock covered by Non-qualified Stock Options granted by the Option Grant Committee for the calendar year). The Board also has established an Option Grant Committee and has appointed Mr. Souki as the sole member of that Committee to act on behalf of the Board and the Compensation Committee to grant Non-qualified Stock Options to eligible employees and consultants (other than executive officers of the Company or our affiliates, including Covered Employees, and non-employee directors). Non-qualified Stock Option awards made by the Option Grant Committee in a calendar year cannot exceed 450,000 stock options per recipient or an aggregate of 3,000,000 stock options to all recipients (reduced by the number of shares of common stock covered by Non-qualified Stock Options granted by the Equity Grant Committee for that calendar year). The Compensation Committee periodically ratifies all stock options and Restricted Stock Awards granted by the Equity Grant Committee and the Option Grant Committee.

Limitation on Individual Awards

In addition to the foregoing limits, the 2011 Plan provides that no individual may be granted, in any calendar year, awards covering or relating to an aggregate of more than 6,000,000 shares of Common Stock under the 2011 Plan. With respect to cash awards, the 2011 Plan provides that no individual may receive payment in excess of $25 million for cash awards during any calendar year.

Eligibility

All employees, consultants, and non-employee directors of the Company and our affiliates are eligible to participate in the 2011 Plan. The selection of employees, consultants, and non-employee directors, from among those eligible, who will receive Incentive Stock Options, Non-qualified Stock Options, Bonus Stock Awards,

Stock Appreciation Rights, Phantom Stock Awards, Restricted Stock Awards, Performance Awards, Other Stock or Performance-Based Awards, or any combination thereof is within the discretion of the Committee. However, Incentive Stock Options may be granted only to employees of the Company or our affiliates. As of December 3, 2012, there were 278 employees, approximately one consultant and nine non-employee directors eligible to participate in the 2011 Plan.

Term of 2011 Plan

The 2011 Plan became effective on June 16, 2011. If not sooner terminated, the 2011 Plan will terminate on the earlier of the tenth anniversary of the effective date or the date on which no shares of common stock subject to the 2011 Plan remain available to be granted as awards under the 2011 Plan, and no further awards may be granted thereafter. The Board, in its discretion, may terminate the 2011 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Term of Awards

The term of any Incentive Stock Option, Non-qualified Stock Option, Stock Appreciation Right or Other Stock or Performance-Based Award may not exceed a period of ten years.

Stock Options

a. Term of Option. The term of each stock option is as specified by the Committee at the date of grant but cannot exceed ten years.

b. Acceleration of Vesting. Unless an individual award agreement or then-effective employment agreement between the Company and the participant provides otherwise, stock options vest upon termination by the Company (or removal of a non-employee director) without cause, a change of control of the Company (as defined in the 2011 Plan), termination upon death or disability (as defined in the 2011 Plan) or such other events as the Committee determines.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares of common stock covered by the stock option on the date the stock option is granted.

d. Special Rules for Certain Stockholders. If an Incentive Stock Option is granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, the term of the stock option cannot exceed five years, and the exercise price must be at least 110% of the fair market value of the shares on the date that the stock option is granted.

e. Size of Grant. Subject to the aggregate maximum number of shares available to be granted under the 2011 Plan and the limit on individual awards provided for in the 2011 Plan, the number of shares for which a stock option is granted to an employee, consultant or non-employee director is determined by the Committee. The Committee may adjust the number and kind of shares for which a stock option is granted to reflect certain corporate transactions and changes in capitalization.

f. Status of Stock Options. The status of each stock option granted to an employee as either an Incentive Stock Option or a Non-qualified Stock Option is designated by the Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the stock options with respect to the excess shares are Non-qualified Stock Options. All stock options granted to consultants and non-employee directors are Non-qualified Stock Options.

g. Payment. The Committee may determine the method by which the stock option price may be paid upon exercise, including in cash, by check, or by delivery of other shares of our common stock owned by the optionee. The 2011 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may effect a cashless or net exercise of a stock option.

h. Amendment. The Committee may modify, extend or renew a stock option subject to the terms and conditions of the 2011 Plan, and where applicable, with the written consent of the affected option holder.

i. Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-qualified Stock Option is not transferable other than by will or the laws of descent and distribution, or with the consent of the Committee, to one or more immediate family members or related family trusts or partnerships or similar entities, subject to securities registration requirements.

j. Limitations on Exercise. No Incentive Stock Option may be exercised more than (i) three months after the optionee ceases to perform continuous service for the Company for any reason other than death or disability (as defined in the 2011 Plan) or (ii) one year after the optionee ceases to perform continuous service for the Company due to death or disability. No Non-qualified Stock Option may be exercised more than (i) six months after the optionee ceases to perform continuous service for the Company for any reason other than death or disability or (ii) one year after the optionee ceases to perform continuous service for the Company due to death or disability. If an optionee’s continuous service with the Company is terminated for cause (as defined in the 2011 Plan), the option shall immediately terminate.

k. Other Terms and Conditions. The Committee may establish other terms and conditions regarding the grant of Non-qualified Stock Options and Incentive Stock Options that are consistent with the terms of the 2011 Plan.

Bonus Stock Awards

The Committee may grant shares of our common stock to employees, consultants and non-employee directors on terms and conditions and for such payment, if any, as established by the Committee on the date of grant, which grant shall constitute a transfer of unrestricted shares of common stock to such recipients.

Stock Appreciation Rights

a. Rights Related to Stock Options. A Stock Appreciation Right granted in connection with a stock option entitles the participant to surrender all or part of the stock option for a cash payment at such time and to the extent such stock option is exercisable. Any such Stock Appreciation Right is transferable only to the extent the related stock option is transferable.

b. Rights Without Stock Options. A Stock Appreciation Right granted independently of a stock option is exercisable at such time and in such manner as determined by the Committee and set forth in the applicable award agreement.

c. Exercise Price. The exercise price is determined by the Committee and can be no less than the fair market value of the shares of common stock subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted.

d. Other Terms and Conditions. The Committee determines at the date of grant the times at which and the circumstances under which a Stock Appreciation Right may be exercised (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether the Stock Appreciation Right is in combination with another award, whether the Stock Appreciation Right will be settled in cash, shares of common stock, or a combination of cash and stock, and any other terms and conditions of the Stock Appreciation Right under the 2011 Plan.

e. Other Terms and Conditions. The Committee may establish other terms and conditions with respect to the grant of Stock Appreciation Rights under the 2011 Plan.

Phantom Stock Awards

a. Restrictions and Forfeiture. Phantom Stock Awards under the 2011 Plan are subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose. A Phantom Stock Award terminates if the recipient’s employment with or service to the Company terminates during the applicable restricted or deferral period, except as otherwise determined by the Committee or set forth in any agreement pertaining to a Phantom Stock Award. A Phantom Stock Award may be paid at the end of the restricted period or the last day of a deferral period in the form of shares of the Company’s common stock or cash.

b. Performance Goals. If the Committee determines a Phantom Stock Award constitutes performance-based compensation for purposes of Section 162(m) of the Code or otherwise determines that a Phantom Stock Award will be subject to performance measures, the grant or settlement of the award shall, in the Committee’s discretion, be subject to the achievement of performance goals as described under the section entitled “Performance Awards” below.

c. Other Terms and Conditions. The Committee may establish other terms and conditions regarding the grant of Phantom Stock Awards under the 2011 Plan.

Restricted Stock Awards

a. Transfer Restrictions and Forfeiture Obligations. Restricted Stock Awards are subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to the Company as may be determined in the discretion of the Committee. The Company may purchase or recover such shares for the amount of cash paid therefore, if any, if (i) the participant terminates his or her employment with or service to the Company prior to the lapse of such restrictions, subject to accelerated vesting or (ii) the Restricted Stock Award is forfeited by the participant pursuant to the terms of the award. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all of the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends or other distributions paid with respect to such shares, but prior to the lapse of such restrictions, the participant shall not be entitled to delivery of the shares and the participant may not sell, transfer, assign or otherwise dispose of such shares.

b. Acceleration of Vesting. Unless the individual award agreement provides otherwise and subject to limitations contained in the 2011 Plan relating to awards that are intended to satisfy the performance-based compensation rules of Section 162(m) of the Code, any unvested shares of a Restricted Stock Award vest if the participant’s employment with or service to the Company (or removal as a non-employee director) is terminated without cause by the Company, the occurrence of change of control of the Company (as defined in the 2011 Plan), or termination as a result of death or disability (as defined in the 2011 Plan).

c. Other Terms and Conditions. The Committee may establish other terms and conditions of the grant of Restricted Stock Awards under the 2011 Plan.

Performance Awards

a. Cash and Other Performance Awards. The Committee may grant cash awards that are rights to receive a cash payment upon the achievement of a single performance goal or multiple performance goals, including goals based on performance, over a specified performance period established by the Committee. The Committee also may designate any form of award under the 2011 Plan as a Performance Award that will be subject to the achievement of performance goals based on business criteria described below during a specified performance period or upon the achievement of specific corporate strategic initiatives or milestones within a specified period.

b. Performance Period. The Committee may grant Performance Awards under the 2011 Plan that may be paid in common stock, cash or a combination thereof as determined by the Committee. Performance Awards may be granted based on performance criteria measured over a specified performance period, as specified by the Committee, or based upon the satisfaction of specific strategic goals or business milestones within a specified period.

c. Performance Goals. The Committee uses one or more of the following business criteria in establishing performance goals for Performance Awards expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of specified subsidiaries, divisions or business or geographical units of the Company, or one or more product lines of the Company’s business: earnings per share; revenue (including increased revenues); profit measures (including gross profit, operating profit, economic profit, net profit before taxes and adjusted pre-tax profit); cash flow measures (including cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities); return measures (including return on equity, return on assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); economic value added; gross margin; net income measures (including income after capital costs and income before or after taxes); earnings; pretax earnings; earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before taxes and depreciation (“EBTD”); earnings before interest and taxes (“EBIT”); pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); stock price measures (including growth measures and total stockholder return); debt reduction; price per share of Common Stock; market share; earnings per share or adjusted earnings per share (actual or growth in); economic value added (or an equivalent metric); market value added; debt to equity ratio; expense measures (including overhead cost and general and administrative expense); changes in working capital; margins; stockholder value; proceeds from dispositions; total market value; customer satisfaction or growth; contracted LNG quantity; and implementation, completion or attainment of measurable objectives with respect to financing or construction of entire projects or stages of projects. Any of the above business criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index.

d. Payment. At or following the end of the performance period (in the case of Performance Awards granted based on performance criteria measured over a performance period) or at or following the achievement of the applicable business criteria (in the case of Performance Awards based upon whether or not specific business criteria are met within a specified period), the Committee determines and certifies in writing the amount payable to the holder of the Performance Award based on the achievement of the performance measures. Payments are made in cash, common stock or a combination thereof as determined by the Committee. The Committee may exercise its discretion to increase amounts payable under any Performance Award except for awards designed to comply with Section 162(m) of the Code.

e. Performance Awards Under Section 162(m) of the Code. A Performance Award granted to a person designated by the Committee who is likely to be a Covered Employee constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code, and the terms of such awards are to be subject to and interpreted consistently with Section 162(m) of the Code, including the timing for establishing the performance goals and requirement that the settlement of the awards be contingent on achievement of the performance goals, as certified by the Committee.

f. Other Terms and Conditions. The Committee may establish other terms and conditions for Performance Awards under the 2011 Plan, subject to the special rules relating to Performance Awards under Section 162(m) of the Code.

Other Stock or Performance-Based Awards

a. General. The Committee may grant to employees, consultants and non-employee directors Other Stock or Performance-Based Awards which consist of a right denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or cash.

b. Other Terms and Conditions. The Committee may establish such terms and conditions for Other Stock or Performance-Based Awards under the 2011 Plan as it determines appropriate. The term of any such award may not exceed ten years.

Amendments or Termination of Plan

The Board may amend, suspend or terminate the 2011 Plan at any time. Any amendment or termination of the 2011 Plan will not affect an award previously granted under the Plan unless the participant provides his or her consent. Any amendment which would constitute a “material revision” of the 2011 Plan (as that term is used in the rules of the NYSE MKT LLC) or to the extent necessary to comply with the Code, including Sections 162(m) and 422 of the Code, is subject to stockholder approval.

Federal Income Tax Aspects of the 2011 Plan

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2011 Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees, consultants or directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant of an Incentive Stock Option. The optionee would recognize no ordinary taxable income upon exercise of an Incentive Stock Option or later disposition of shares acquired pursuant to his or her exercise of an Incentive Stock Option if the optionee (a) does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date that the stock option was granted or within the one-year period beginning on the date that the stock option was exercised (collectively, the “holding period”) and (b) is an employee of the Company or any of our subsidiaries at all times beginning on the date of grant and ending on the date three months before the date of exercise. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in the alternative minimum taxable income of the optionee will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the Incentive Stock Option or the disposition of the shares so acquired. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as ordinary income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-qualified Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-qualified Stock Option such as those under the 2011 Plan (whether or not including a Stock Appreciation Right), and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-qualified Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received and/or the fair market value of the shares distributed to the optionee, determined based on the excess of the fair market value of the shares of common stock covered by the portion of the Stock Appreciation Rights being exercised over the exercise price for such shares. Upon the exercise of a Non-qualified Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-qualified Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss.

Restricted Stock Awards. Subject to the special rules discussed below relating to elections made under Section 83(b) of the Code, the recipient of a Restricted Stock Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses and the individual vests in the underlying shares, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Restricted Stock Award, other than a share for which the Section 83(b) election is made as discussed below, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the date the substantial risk of forfeiture lapsed would be treated as a capital gain or loss.

Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award (rather than the date on which the substantial risk of forfeiture lapses) based on the fair market value of the shares of common stock on the date of the award, in which case (a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award and is irrevocable.

Upon a subsequent disposition of Restricted Stock Award shares for which the Section 83(b) election is made, the difference between the fair market value of the shares on the disposition date and the fair market value of the shares on the date of grant would be treated as a capital gain or loss.

Performance Awards, Phantom Stock Awards and Other Stock or Performance-Based Awards. An individual who has been granted a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid in cash or shares of common stock, the individual will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award, Phantom Stock Award, or Other Stock or Performance-Based Award prior to the actual issuance of shares under the award will be compensation income to the individual and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by the Company.

Upon a subsequent disposition of the shares received pursuant to a Performance Award, Phantom Stock Award or Other Stock or Performance-Based Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the vest date would be treated as a capital gain or loss.

Bonus Stock Awards. In general, a participant who receives a Bonus Stock Award will be taxed on the fair market value of the shares of common stock on the date the shares are issued to the individual, less any amount paid by the participant for the shares of stock. The Company will be entitled to a deduction for a corresponding amount. Upon a subsequent disposition of the shares received pursuant to a Bonus Stock Award, the difference between the amount realized on the disposition of the shares and the fair market value of the shares on the award date would be treated as a capital gain or loss.

Section 162(m) of the Code. Section 162(m) of the Code as interpreted by the Internal Revenue Service precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer and any of its three other highest-paid executives, excluding the chief financial officer, who are employed as of the end of the year. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company’s ability to deduct compensation expense generated in connection with the exercise of Incentive Stock Options, Non-qualified Stock Options and Stock Appreciation Rights granted by the Committee under the 2011 Plan with an exercise price that is not less than the fair market value of our common stock on the grant date should not be limited by Section 162(m) of the Code. Furthermore, the Company believes that compensation expense generated in connection with Performance Awards granted by the Committee under the 2011 Plan should not be limited by Section 162(m) of the Code. The 2011 Plan has been designed to provide flexibility with respect to whether Restricted Stock Awards or Phantom Stock Awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. In general, if and only if the lapse of the forfeiture restrictions relating to a Restricted Stock Award or Phantom Stock Award granted by the Committee is based solely upon the satisfaction of the performance goals based on one or more of the business criteria set forth in the 2011 Plan and described above under the section entitled “Performance Awards”, then the Company believes that the compensation expense deduction relating to such an award should not be limited by Section 162(m) of the Code if the Restricted Stock Award or Phantom Stock Award becomes vested. However, compensation expense deductions relating to Restricted Stock Awards or Phantom Stock Awards granted by the Committee will be subject to the Section 162(m) deduction limitation if the Restricted Stock Award or Phantom Stock Award becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change of control or vesting based solely upon continued service with the Company). Furthermore, the income generated in connection with all awards granted under the 2011 Plan by the Equity Grant Committee and the Option Grant Committee will not qualify as performance-based compensation, but those committees are not authorized to grant awards to persons whose compensation is subject to Section 162(m) of the Code.

Tax-Qualified Status of the Plan

The 2011 Plan is not qualified under Section 401(a) of the Code.

Section 409A of the Internal Revenue Code

Some awards issued under the 2011 Plan may be considered non-qualified deferred compensation that is subject to Section 409A of the Code and the regulations thereunder with respect to non-qualified deferred compensation. The Committee generally intends to design and administer awards under the 2011 Plan to comply with or be exempt from Section 409A of the Code; however, there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates in the 2011 Plan.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the 2011 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Existing Plan Benefits

On August 6, 2012, the Compensation Committee approved an aggregate grant of 9.5 million shares of restricted stock under the 2011 Plan to all employees and 400,000 shares of restricted stock to certain consultants of the Company as part of their Long-Term Commercial Bonus Award. The following table sets forth the number of unvested and vested shares of restricted stock issued under the 2011 Plan to the following persons as of December 11, 2012: (i) each of our named executive officers for 2011, (ii) all current executive officers, as a group, (iii) all current directors who are not executive officers, as a group, and (iv) all employees, including all current officers who are not executive officers, as a group.

Name and Position	Unvested Shares of Restricted Stock Issued under the 2011 Plan	Vested Shares of Restricted Stock Issued under The 2011 Plan
Charif Souki—Chairman, Chief Executive Officer and President	2,275,000	1,225,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	325,000	175,000
Greg W. Rayford—Senior Vice President and General Counsel	260,000	140,000
H. Davis Thames—Senior Vice President—Marketing	325,000	175,000
Jean Abiteboul—Senior Vice President—International	260,000	140,000
All current executive officers as a group	3,705,000	1,995,000
All non-employee directors as a group	—	—
All current employees as a group (excluding executive officers)	2,465,775	1,332,275

New Plan Benefits

The Compensation Committee has not yet approved additional Long-Term Commercial Bonus Awards for 2013 under the 2011—2013 Bonus Plan but may make future Long-Term Commercial Bonus Awards that take into account the Company’s additional achievements regarding the liquefaction project. In addition, from time to time the Compensation Committee may amend the 2011—2013 Bonus Plan. The Cheniere Energy, Inc. Amended and Restated 2003 Incentive Stock Plan, as amended, has 1,559,590 shares remaining available to be issued as equity-based awards, and it also authorizes cash awards. The 2011 Plan has 101,950 shares available to be issued as equity-based awards, and it also authorizes cash awards. All awards granted under the 2011 Plan are discretionary and will be at levels to be determined by management and the Compensation Committee. Therefore, the total benefits or amounts that will be received by any particular person or group of persons under the 2011 Plan are not determinable at this time and we cannot anticipate what grants, if any, the Compensation Committee may, in its discretion, decide to award to our executive officers, non-employee directors or other employees. The Compensation Committee expects to make substantial awards shortly after stockholder approval of Amendment No. 1 to executive officers and other employees of the Company with regard to Trains 3 and 4 of the liquefaction project. While there have been general discussions about the potential framework of such awards, the Compensation Committee has not yet determined the specific size or details of individual awards.

The Board of Directors unanimously recommends a vote FOR the approval of Amendment No. 1 to the Cheniere Energy, Inc. 2011 Incentive Plan.

SECURITY OWNERSHIP

As of December 3, 2012, there were 223,398,564 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors and named executive officers set forth in the “Summary Compensation Table,” and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of December 3, 2012, by each director and named executive officer set forth in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. On December 3, 2012, the directors and executive officers of the Company beneficially owned an aggregate of 10,201,250 shares of common stock (approximately 4.6% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Energy Partners, L.P. owned of record or beneficially as of December 3, 2012, by each director and named executive officer set forth in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. The Company owns a majority interest in Cheniere Energy Partners, L.P. through its wholly owned subsidiaries, Cheniere LNG Holdings, LLC, Cheniere Subsidiary Holdings, LLC, Cheniere Common Units Holding, LLC and Cheniere Energy Partners GP, LLC. As of December 3, 2012, there were 39,480,988 common units, 135,383,831 subordinated units, 120,000,002 Class B units and 6,017,802 general partner units of Cheniere Energy Partners, L.P. outstanding.

	Cheniere Energy, Inc.			Cheniere Energy Partners, L.P.
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	3,512,546	(2)	1.6%	400,100	(2)	1.0%
Walter L. Williams	324,575	(3)	*	15,388		*
Keith F. Carney	371,906	(4)	*	10,000	(4)	*
Nuno Brandolini	1,487,729	(5)	*	100,000		*
Paul J. Hoenmans	93,618		*	—		*
David B. Kilpatrick	185,908		*	—		*
John M. Deutch	104,043	(6)	*	5,000		*
Vicky A. Bailey	96,913	(7)	*	300		*
G. Andrea Botta	46,412		*			*
David I. Foley	8,542	(8)	*	—		*
Meg A. Gentle	1,080,766	(9)	*	8,035		*
Jean Abiteboul	667,095	(10)	*	—		*
H. Davis Thames	852,583	(11)	*	500		*
Greg W. Rayford	533,301		*	—		*
All directors and executive officers as a group (15 persons)	10,201,250	(12)	4.6%	539,323		1.4%

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

(2)	Includes 300,000 shares held by trust and 400,100 units held by Mr. Souki’s wife. Some of the shares held by Mr. Souki have been pledged as collateral.

(3)	Includes 10,000 shares owned by Mr. Williams’ wife.

(4)	Some of the shares and units held by Mr. Carney are held in a margin account.

(5)	Includes 2,000 shares held by Mr. Brandolini’s wife and 1,181,711 shares held by Scorpion Capital Partners, L.P. (“Scorpion”), of which Mr. Brandolini is a general partner. Mr. Brandolini disclaims beneficial ownership of the shares held by Scorpion except to the extent of his pecuniary interest therein.

(6)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Deutch.

(7)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.

(8)	On October 1, 2012, Mr. Foley was issued a restricted stock grant of 8,542 shares of Cheniere common stock. Based on a Form 4 filed by Mr. Foley, he disclaims beneficial ownership of these securities. Mr. Foley is an employee of The Blackstone Group L.P. or one of its affiliates (“Blackstone”) and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(9)	Includes 80,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Gentle.

(10)	Includes 50,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Abiteboul.

(11)	Includes 10,400 shares issuable upon exercise of currently exercisable stock options held by Mr. Thames.

(12)	Includes an aggregate of 220,400 shares issuable upon exercise of currently exercisable stock options and no shares which are issuable upon exercise of stock options which become exercisable within 60 days.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our voting stock as of December 3, 2012.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Havelock Fund Investments Pte Ltd 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard Singapore 238891	15,500,000	(1)	8.3	% (1)
Greenwich Asset Holding Ltd 263 Main Street, P.O. Box 2196, Road Town Tortola, British Virgin Islands	15,500,000	(2)	8.3	% (2)
PointState Capital LP 40 West 57th Street, 25th Floor New York, New York 10019	11,816,133	(3)	5.5	% (3)
Orbis Investment Management Limited 25 Front Street Hamilton, HM 11, Bermuda	11,419,255	(4)	6.1	% (4)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	9,986,764	(5)	7.9	% (5)
Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102	7,872,291	(6)	6.3	% (6)
Jennison Associates LLC 466 Lexington Avenue New York, New York 10017	7,868,991	(7)	6.2	% (7)
Steven A. Cohen 72 Cummings Point Road Stamford, Connecticut 06902	7,212,412	(8)	5.7	% (8)

(1)	Information is based on a Schedule 13G filed with the SEC on May 18, 2012 by: (i) Havelock Fund Investments Pte Ltd (“Havelock”), (ii) Temasek Holdings (Private) Limited (“Temasek Holdings”) and (iii) Fullerton Fund Investments Pte Ltd (“Fullerton”). Each of Havelock, Temasek Holdings and Fullerton are deemed to beneficially own 15,500,000 shares.

(2)	Information is based on a Schedule 13G filed with the SEC on May 18, 2012 by: (i) RRJ Capital Ltd (“RRJ Capital”), (ii) RRJ Capital Master Fund I, L.P. (“RRJ CM Fund I”) and (iii) Greenwich Asset Holding Ltd (“Greenwich”). Each of RRJ Capital, RRJ CM Fund I and Greenwich is deemed to beneficially own 15,500,000 shares. Greenwich is wholly owned by RRJ CM Fund I. RRJ Capital is the general partner of RRJ CM Fund I. RRJ Capital through its board of directors exercises investment discretion for RRJ CM Fund I. As the sole shareholder of RRJ Capital, Richard Ong may be deemed to be the beneficial owner of 15,500,000 shares. Mr. Ong specifically disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, because the board of directors of RRJ Capital, which consists of seven directors, exercises investment discretion for RRJ CM Fund I.

(3)	Information is based on a Schedule 13G filed with the SEC on September 7, 2012 by: (i) PointState Capital LP (“PointState”) and (ii) Zachary J. Schreiber (“Mr. Schreiber”). PointState serves as the investment manager to SteelMill Master Fund, LP, a Cayman Islands limited partnership (“SteelMill”), and PointState Fund LP, a Delaware limited partnership (“PointState Fund”). Mr. Schreiber serves as managing member of PointState Capital GP LLC, a Delaware limited liability company (“PointState GP”), which in turn serves as the general partner of PointState, and serves as managing member of PointState Holdings LLC, the general partner of SteelMill and PointState Fund (collectively, the “Funds”). PointState, which serves as the investment manager to the Funds, and Mr. Schreiber, as managing member of PointState GP, each may be deemed to beneficially own 11,816,133 shares held directly by the Funds.

(4)	Information is based on a Schedule 13G/A filed with the SEC by Orbis Investment Management Limited (“OIML”) and Orbis Asset Management Limited (“OAML”) on June 8, 2012. OIML and OAML may be deemed to constitute a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. OIML is the beneficial owner of 11,397,734 shares of common stock and OAML is the beneficial owner of 21,521 shares of common stock. OIML and OAML have the sole power to vote and dispose of the shares each respectively beneficially owns.

(5)	Information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 13, 2012. BlackRock is the parent holding company of the following investment adviser subsidiaries that hold shares of common stock: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc. and BlackRock International Limited.

(6)	Information is based on a Schedule 13G filed with the SEC by Prudential Financial, Inc. (“Prudential”) on February 13, 2012. Prudential, in its capacity as a parent holding company, may be deemed to beneficially own 7,872,291 shares that are beneficially owned by its subsidiaries. Prudential has the sole power to vote or to direct the vote of 3,300 shares, the shared power to vote or to direct the vote of 5,407,195 shares, the sole power to dispose or direct the disposition of 3,300 shares, and the shared power to dispose or to direct the disposition of 7,868,991 shares. Because Prudential indirectly owns 100% of the equity interests of Jennison Associates LLC (“Jennison”), Prudential may be deemed to have the power to exercise or direct the exercise of the voting and dispositive power that Jennison may be deemed to have with respect to the shares owned by the portfolio managed by Jennison. Jennison does not file jointly with Prudential; therefore, the shares reported on Jennison’s Schedule 13G may be included in the shares reported on Prudential’s Schedule 13G. See footnote (7) below.

(7)

Information is based on a Schedule 13G filed with the SEC by Jennison Associates LLC on February 13, 2012. Jennison, in its capacity as an investment adviser, may be deemed to beneficially own 7,868,991 shares of common stock that are held of record by clients of Jennison. Jennison has the sole power to vote or direct the vote of all such shares, and the shared power to dispose or direct the disposition of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients. As a result of its role as an investment adviser, Jennison may be deemed to be the beneficial owner of the shares of common stock held by the portfolios it manages. Because Prudential indirectly owns 100% of the equity interests of Jennison, Prudential may be deemed to have the power to exercise or direct the exercise of the voting and/or dispositive power that Jennison may be deemed to have with respect to the shares owned by the portfolios managed by Jennison. Jennison does not file jointly with Prudential; therefore, the shares reported on Jennison’s Schedule 13G may be included in the shares reported on Prudential’s Schedule 13G. See footnote (6) above.

(8)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2012 by: (i) S.A.C. Capital Advisors, L.P. (“SAC Capital Advisors LP”) with respect to 5,630,567 shares of common stock beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”) and S.A.C. MultiQuant Fund, LLC (“SAC MultiQuant Fund”); (ii) S.A.C. Capital Advisors, Inc. (“SAC Capital Advisors Inc.”) with respect to 5,630,567 shares of common stock beneficially owned by SAC Capital Advisors LP, SAC Capital Associates and SAC MultiQuant Fund; (iii) CR Intrinsic Investors, LLC (“CR Intrinsic Investors”) with respect to 1,581,575 shares of common stock beneficially owned by CR Intrinsic Investments, LLC (“CR Intrinsic Investments”); and (iv) Steven A. Cohen with respect to 7,212,142 shares of common stock beneficially owned by SAC Capital Advisors LP, SAC Capital Advisors Inc., SAC Capital Associates, SAC MultiQuant Fund, CR Intrinsic Investors and CR Intrinsic Investments. SAC Capital Advisors LP, SAC Capital Advisors Inc., CR Intrinsic Investors, and Mr. Cohen do not directly own any shares of common stock. Pursuant to an investment management agreement, SAC Capital Advisors LP maintains investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant Fund. SAC Capital Advisors Inc. is the general partner of SAC Capital Advisors LP. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Mr. Cohen controls each of SAC Capital Advisors Inc. and CR Intrinsic Investors. CR Intrinsic Investments is a wholly owned subsidiary of SAC Capital Associates. Each of (i) SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 5,630,567 shares of common stock; and (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to beneficially own 1,581,575 shares of common stock. Mr. Cohen has the shared power to vote and dispose of all 7,212,142 shares of common stock he may be deemed to beneficially own. Each of SAC Capital Advisors LP, SAC Capital Advisors Inc., CR Intrinsic Investors, and Mr. Cohen disclaims beneficial ownership of any shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Due to the fact Proposal 2 relates to a compensation plan in which executive officers and directors of the Company will participate, the Company is required under Item 8 of Schedule 14A to furnish executive compensation information required by Item 402 of Regulation S-K and certain paragraphs of Item 407 of Regulation S-K related to our last fiscal year, 2011. As such, below is the Compensation Discussion and Analysis section and related compensation tables that were included in our Proxy Statement dated April 19, 2012, subject to update where required.

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Company Overview

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses. We own and operate the Sabine Pass LNG terminal in Louisiana through our ownership interest in and management agreements with Cheniere Energy Partners, L.P. (“Cheniere Partners”). We also own the Creole Trail Pipeline located in Louisiana, which interconnects the Sabine Pass LNG terminal with natural gas markets in North America. Cheniere Partners is constructing a project to add liquefaction facilities adjacent to the Sabine

Pass LNG terminal through a wholly owned subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”). Significant progress is being made on the liquefaction project and we expect the Sabine Pass LNG terminal will provide global buyers with an attractive, long-term, alternative source of LNG supply.

Overview of Executive Compensation for 2011

The following are highlights of the more significant events involving our executive officers’ compensation for 2011:

•

In January 2011, each of our executive officers received a 2.5% base salary increase, which was determined by the Compensation Committee to be reasonable because many of our executive officers’ base salaries were at or below the median, or 50th percentile, of the market.

•

In March 2011, the Company implemented the 2011—2013 Bonus Plan designed to pay cash and equity bonus awards to our executive officers that are tied to the achievement of operational and corporate goals, financial goals, and regulatory, engineering/construction and commercial goals related to the liquefaction project adjacent to the Sabine Pass LNG terminal. The 2011—2013 Bonus Plan includes a Corporate Annual Cash Bonus Pool and a Long-Term Commercial Bonus Pool (the “Long-Term Bonus Pool”) for each of the 2011, 2012 and 2013 performance years.

•	The executive officers’ 2009 Phantom Stock Awards vested based on performance and continued employment and were settled in shares of common stock of the Company in 2011.

•

On January 24, 2012, the Compensation Committee approved a cash bonus award for the executive officers based on the achievement of the Company’s 2011 performance goals under the Corporate Annual Cash Bonus Pool of the 2011—2013 Bonus Plan. The cash bonus awards were paid to the executive officers on January 27, 2012.

Overview of Executive Compensation for 2012

During 2012, Sabine Pass Liquefaction secured financing commitments to fund the cost of constructing the first two liquefaction trains of the liquefaction project and the Compensation Committee approved a Long-Term Commercial Bonus Award to be paid from the Long-Term Bonus Pool for each of the executive officers pursuant to the 2011—2013 Bonus Plan. An overview of the Long-Term Commercial Bonus Awards and the executive officers 2012 base salary increases is provided below. A more detailed discussion has been added to this Compensation Discussion and Analysis under the heading “2012 Base Salary Adjustments” and “2012 Long-Term Commercial Bonus Awards under the 2011—2013 Bonus Plan.”

•

In January 2012, each of our executive officers received a 2.5% base salary increase, which was recommended by the Company and approved by the Compensation Committee because our executive officers’ base salaries were at or below the median, or 50th percentile, of the market. In August 2012, the Compensation Committee approved mid-year 2012 base salary increases for our executive officers to raise our executive officers base salaries to the 50th percentile of the market.

•

In August 2012, the Compensation Committee approved Long-Term Commercial Bonus Awards to be paid from the Long-Term Bonus Pool for each of the executive officers pursuant to the 2011—2013 Bonus Plan. Each of our executive officers received a portion of their Long-Term Commercial Bonus Award in cash (the “Long-Term Commercial Cash Award”) and in equity in the form of restricted stock (the “Restricted Stock Award”) on August 9, 2012.

Compensation Philosophy and Objectives

Our executive compensation program and objectives are based on our need to attract and retain executives with the talent and experience necessary for Cheniere to achieve its primary business goals. We compete for executive talent with larger energy companies which have substantially greater resources. In 2011, we generally targeted our executives’ total cash compensation at the median of the market data of energy companies that we compete with for executive talent. During 2011, we also implemented the 2011—2013 Bonus Plan to tie annual cash bonus and long-term incentive awards to the Company’s performance. All of our executive officers participate in the 2011—2013 Bonus Plan. Our executive officers’ total compensation for 2011 consisted of their annual base salary and a cash bonus award. In January 2011, the executive officers received a long-term incentive award in the form of a restricted stock grant based on the Company’s performance in 2010. In 2009, we implemented a long-term incentive plan for our employees, including our executive officers, and our executive officers were granted phantom stock awards in 2009 that vested in December 2011 based on a combination of performance and continued employment. In 2012, our executive officers received a Long-Term Commercial Cash Award and Restricted Stock Award as their Long-Term Commercial Bonus Award pursuant to the 2011—2013 Bonus Plan and base salary adjustments to raise their base salaries to the 50th percentile of the market data.

At our 2011 and 2012 Annual Meetings of Stockholders, 91% and 85%, respectively, of the votes cast on the non-binding advisory vote on “say on pay” approved of the Company’s compensation of the executive officers as described in the 2011 and 2012 proxy statements. Our Compensation Committee considered these voting results as supportive of the Company’s executive compensation program and objectives. In addition, at our 2011 Annual Meeting of Stockholders, 68% of the votes cast on the non-binding advisory vote regarding the frequency of future “say on pay” proposals by the Company voted in favor of having an annual “say on pay” vote, despite the Board of Directors’ recommendation that “say on pay” proposals be voted upon every three years. The Company accepted the majority vote of its stockholders and is planning to submit the Company’s executive compensation for a non-binding advisory vote each year.

Compensation-Related Risk

The Compensation Committee has determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and do not include risk-taking incentives or encourage our employees, including our executive officers, to take excessive risks in order to receive larger awards. The actual compensation awarded to our employees for 2011, including our executive officers, was based on the Company’s performance, including performance goals that were tied to operational and corporate goals, financial goals, and regulatory, engineering/construction and commercial goals. The achievement of these goals is conducted in accordance with the Company’s Risk Policy approved by the Board.

Independent Compensation Consultant

The Compensation Committee has engaged Deloitte Consulting LLP (“Deloitte”) to review our compensation practices and provide the Compensation Committee with advice and assistance related to the design of our incentive compensation plans. In 2011 and 2012, management made recommendations to the Compensation Committee concerning competitive pay ranges for our executive officers, appropriate base salary adjustments, the settlement of the executive officers’ 2009 Phantom Stock Awards, the amount of annual cash bonus awards for 2011 performance pursuant to the 2011—2013 Bonus Plan and the amount of the Long-Term Commercial Bonus Awards pursuant to the 2011—2013 Bonus Plan. Deloitte reviewed management’s recommendations and provided guidance to the Compensation Committee and management regarding the reasonableness of the recommendations based on market data. The Compensation Committee seeks Deloitte’s guidance in an effort to establish compensation packages for our executive officers that are competitive with other energy companies that we compete with for executive talent. Deloitte reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. Deloitte attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present. During 2012, the Company engaged Farient Advisors (“Farient”) to advise and make recommendations to management concerning the Long-Term Commercial Bonus Awards pursuant to the 2011—2013 Bonus Plan and to attend Compensation Committee meetings on request.

Those Deloitte personnel involved in matters within the purview of the Compensation Committee do not participate in any other services provided to us by Deloitte affiliates. During 2011, we used Deloitte LLP, the

U.K. member firm of Deloitte Touche Tohmatsu, for compensation and tax consulting services related to certain executives’ international compensation arrangements. During 2011, we also used Deloitte Tax LLP for certain tax consulting services, Deloitte Financial Advisory Services LLP for certain financial accounting advisory services, Deloitte Accounting Services (France) for certain payroll and financial bookkeeping services for our French office and Taj Societe D’Avocats, the French member firm of Deloitte Touche Tohmatsu, for certain professional tax services. The aggregate fees the Company paid to Deloitte’s affiliates for non-executive compensation consulting services was $141,992 during 2011, and the aggregate fees the Company paid to Deloitte for executive compensation consulting services was $57,035 during 2011. The decision to engage, and the fees the Company paid to, Deloitte’s affiliates for non-executive compensation consulting services were approved by management and not the Compensation Committee or the Board because these services fall within management’s approval authority in the normal course of business. The Compensation Committee believes that the nature and scope of these services do not impair Deloitte’s ability to provide an independent perspective to the Compensation Committee in its deliberations about executive officer compensation.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has the responsibility to review and approve annual compensation, including the competitiveness of each element of the total compensation package, for the Chief Executive Officer (“CEO”) and each of our Senior Vice Presidents, who together with the CEO we will refer to in this Compensation Discussion and Analysis collectively as the “Executive Officers.” The Compensation Committee endeavors to provide total compensation for the Executive Officers that is competitive with other energy companies that we compete with for executive talent. In determining total compensation for the Executive Officers, the Compensation Committee recognizes that the Company is at a critical stage in its development and that the Executive Officers’ total compensation must provide an incentive to achieve the Company’s overall business plan.

The base salaries, bonus awards and other equity awards for the Executive Officers are customarily proposed to the Compensation Committee by the CEO. All recommendations reflect input from Deloitte and our Human Resources (“HR”) department based on their review of external market data and Deloitte’s guidance on best practices. The Compensation Committee makes the final determination as to the base salaries, bonus awards and other equity awards for each of the Executive Officers based on Company and individual performance, the Company’s budget for compensation and market data.

Elements of 2011 Executive Compensation

We strive to offer a competitive compensation and benefits package to enable us to retain our current personnel and to recruit new executive talent as necessary. Each year, the Compensation Committee reviews external market data to determine the competitiveness of the total compensation package of our Executive Officers. The market data selected is representative of the energy industry within which we operate and includes companies relative to our business activity with which we compete for executive talent. Our HR department compiles and analyzes the market data with verification from Deloitte that our HR department’s analysis is accurate and reasonable. The Compensation Committee reviews the following components of the Executive Officers’ compensation relative to the amount paid to executives in similar positions within the market data: base salary, cash bonuses and equity compensation. The market data serves as a point of reference for measuring the compensation of the Executive Officers, but compensation decisions are made based on a combination of considerations. Our CEO works with our HR department to provide the Compensation Committee with recommendations on compensation based on the following considerations: the Company’s performance; the roles, responsibilities and performance of the Executive Officers; the Company’s budget for compensation; and market competitiveness.

2011 Base Salaries

Our Executive Officers’ base salaries for 2011 are set forth in the table below. Each of the Executive Officers received a 2.5% base salary increase for 2011. The base salary increases were effective on January 3, 2011, and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2011—Base Salary.”

2011 Base Salary

Executive Officers	Base Salary Increase from 2010 (1)	2011 Base Salary
Charif Souki—Chairman, Chief Executive Officer and President	2.5%	$752,760
Meg A. Gentle—Senior Vice President and Chief Financial Officer	2.5%	$285,237
Greg W. Rayford—Senior Vice President and General Counsel	—	$285,237	(2)
H. Davis Thames—Senior Vice President—Marketing	2.5%	$285,237
Jean Abiteboul—Senior Vice President—International	2.5%	$329,142	(3)

(1)	The base salary increase was effective on January 3, 2011 for all Executive Officers other than Mr. Abiteboul whose base salary increase was effective on January 1, 2011 due to the Company’s payroll administration in the U.K.

(2)	Mr. Rayford began his employment with the Company on March 1, 2011.

(3)	Mr. Abiteboul’s base salary is 239,568 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the January 4, 2011 exchange rate of 1.3739 USD to 1 EUR.

2011 Cash Bonus Awards

The following cash bonus awards were made to the Executive Officers on January 27, 2012, and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2011—2011 Bonus Awards.”

2011 Cash Bonus Awards

Executive Officers	2011 Cash Bonus Award
Charif Souki—Chairman, Chief Executive Officer and President	$2,326,900
Meg A. Gentle—Senior Vice President and Chief Financial Officer	$775,600
Greg W. Rayford—Senior Vice President and General Counsel	$581,700
H. Davis Thames—Senior Vice President—Marketing	$775,600
Jean Abiteboul—Senior Vice President—International	$581,700	(1)

(1)	Mr. Abiteboul’s annual cash bonus award is paid in British Pounds Sterling pursuant to his U.K secondment arrangement. Mr. Abiteboul’s 2011 cash bonus award was 373,917 GBP based on the January 24, 2012 exchange rate of 1 USD to 0.6428 GBP.

2011 Long-Term Incentive Awards

The following long-term incentive awards were made to the Executive Officers on January 14, 2011 based on the Company’s performance during 2010 and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2011—2011 Long-Term Incentive Awards.”

2011 Long-Term Incentive Awards

Executive Officers	Number of Shares of Restricted Stock Granted January 14, 2011 (1)
Charif Souki—Chairman, Chief Executive Officer and President	398,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	150,000
Greg W. Rayford—Senior Vice President and General Counsel	—	(2)
H. Davis Thames—Senior Vice President—Marketing	135,000
Jean Abiteboul—Senior Vice President—International	75,000

(1)	The shares of restricted stock vest in three equal annual installments. The first tranche of restricted stock vested on June 30, 2011 and the second tranche vested on June 30, 2012. The third tranche will vest on June 30, 2013.

(2)	Mr. Rayford began his employment with the Company on March 1, 2011 and he did not receive a 2011 Long-Term Incentive Award.

2009 Phantom Stock Awards

The Executive Officers’ 2009 Phantom Stock Awards vested based on performance and continued employment and were settled in shares of common stock of the Company on December 15, 2011 and December 21, 2011. The number of shares of Company common stock issued to our Executive Officers as a result of the vesting of the 2009 Phantom Stock Awards is set forth in the table below. The 2009 Phantom Stock Awards are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2011—2009 Phantom Stock Awards.”

2009 Phantom Stock Awards

Executive Officers	Number of Shares of Common Stock Issued on December 15, 2011		Number of Shares of Common Stock Issued on December 21, 2011
Charif Souki—Chairman, Chief Executive Officer and President	1,200,000		600,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	300,000		150,000
Greg W. Rayford—Senior Vice President and General Counsel	—	(1)	—	(1)
H. Davis Thames—Senior Vice President—Marketing	300,000		150,000
Jean Abiteboul—Senior Vice President—International	300,000		150,000

(1)	Mr. Rayford began his employment with the Company on March 1, 2011 and he did not receive a 2009 Phantom Stock Award.

Change of Control Agreements

In 2008, the Compensation Committee approved Change of Control Agreements for the Executive Officers, which provide for a potential cash payment payable upon a change of control of the Company. The potential cash payments payable upon a change of control of the Company are as set forth in the table below and are described in more detail below under “Analysis of Executive Officers’ Total Compensation for 2011—Change of Control Agreements.”

Change of Control Agreements

Executive Officers	Change of Control Cash Payment (1)
Charif Souki—Chairman, Chief Executive Officer and President	$800,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	$420,000
Greg W. Rayford—Senior Vice President and General Counsel	$375,000
H. Davis Thames—Senior Vice President—Marketing	$420,000
Jean Abiteboul—Senior Vice President—International	$378,286	(2)

(1)	The change of control cash payments are equal to one times the Executive Officers’ base salaries in effect at or immediately prior to the change of control. The amounts reported in the table are based on our Executive Officers’ current base salaries.

(2)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros. Mr. Abiteboul’s base salary is 306,998 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the July 30, 2012 exchange rate of 1.23221 USD to 1 EUR.

Benefits

We offer the same benefits package to all of our employees and Executive Officers. The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 5% of salary deferrals or the maximum deferrals permitted by law. We also provide all employees with medical, dental and vision benefits as well as a Section 125 Cafeteria Plan and health and dependent care reimbursement arrangements. In addition, employees are covered by short-term and long-term disability, basic life insurance equal to two times base salary and voluntary life (elective) insurance and accidental death and dismemberment insurance. We also provide voluntary home and auto insurance programs for our employees. We do not offer a defined benefit pension plan to our employees, including the Executive Officers.

Perquisites and Other Personal Benefits

Perquisites are provided to the Executive Officers on a limited basis. We currently provide contract parking for all of our employees, and each of the Executive Officers is assigned a reserved parking space in our office building.

In July 2009, we entered into a U.K. assignment letter with Mr. Souki so that he could spend a portion of his time working from London to more effectively conduct international business for the Company. The Company paid an annual allowance to Mr. Souki for the cost of housing and living expenses in London. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter to extend the term of his assignment for an additional twelve-month period to July 1, 2011, and increase the amount of his annual allowance for the cost of housing and living expenses in London to $200,000. Mr. Souki’s U.K. assignment letter expired in June 2011; however, the Compensation Committee approved Mr. Souki’s annual housing and living allowance in the amount of $200,000 for the duration of Mr. Souki’s stay in the U.K. Effective August 2012, Mr. Souki no longer receives the annual housing and living allowance. Because Mr. Souki’s duties require him to spend a significant amount of time traveling, the Company pays for charter flights for Mr. Souki for business purposes. Mr. Souki’s personal guests are permitted to fly on such charter flights on occasion at nominal or no incremental cost to the Company.

We have also entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with local practice and pursuant to the laws of France where he resides. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul effective April 30, 2010 for a period of twenty-four months, and in April 2012, the Compensation Committee approved a second amendment to Mr. Abiteboul’s employment agreement to extend his secondment for an additional twelve months through April 30, 2013. Mr. Abiteboul is seconded by the Company to the Company’s London office, which serves as the head office of the English branch of Cheniere Supply & Marketing, Inc., for the purpose of pursuing LNG customers for the Company. Cheniere Supply & Marketing, Inc. entered into a lease for a London apartment and makes direct payments to the landlord to cover Mr. Abiteboul’s temporary housing costs in London. Cheniere Supply & Marketing, Inc. also pays for the cost of utilities, insurance and certain council taxes related to the London apartment. Mr. Abiteboul also receives tax equalization payments for a portion of the taxes he incurs as a result of the secondment. The costs related to Mr. Abiteboul’s U.K. housing together with the tax equalization payments cannot exceed 200,000 Euros per year in the aggregate pursuant to his secondment arrangement. The Company has also paid for the cost of certain return visits to France for Mr. Abiteboul. In addition, the Company has paid for installation costs related to Mr. Abiteboul’s secondment and reasonable fees related to Mr. Abiteboul’s individual tax planning and preparation of his tax declaration. Mr. Abiteboul uses a car owned by the Company. In addition, the Company pays the costs of a club membership and home telecommunication services for Mr. Abiteboul. The Company also makes contributions to a discretionary French retirement plan on behalf of Mr. Abiteboul.

The total cost to the Company for any perquisites and other personal benefits provided to the Executive Officers during 2009, 2010 and 2011 is provided in the “Summary Compensation Table.”

Analysis of Executive Officers’ Total Compensation for 2011

Base Salary

The base salaries of the Executive Officers are designed to be comparable to like positions in the marketplace from where we recruit executive talent. For 2011, management proposed to the Compensation Committee 2.5% base salary increases for the Executive Officers. Management presented and the Compensation Committee reviewed 2011 projections from published salary planning surveys on what other companies across the nation as well as in the energy industry were planning for their annual salary increases. The Compensation Committee also reviewed base salary data for similar executive officer positions from published survey data in the 2010 Towers Watson U.S. Compensation Data Bank Energy Services Executive Database (“2010 Towers Watson Energy Survey”) and proxy data from the Company’s peer group. The 2010 Towers Watson Energy Survey was comprised of 102 companies in the Energy Services industry, with participant asset size ranging from approximately $390 million to $13 billion. Attached to this Proxy Statement as Exhibit C is the list of companies included in the 2010 Towers Watson Energy Survey.

Proxy Peer Group

The Company’s peer group is based on a list of energy companies that are considered most representative of Cheniere in type of business. In November 2010, the Compensation Committee, based on a recommendation by management, reviewed the list of companies that comprise the Company’s peer group and decided to make modifications. Exploration and production companies and engineering and construction companies were removed from the list because Cheniere is not in those specific lines of businesses. Seven companies that are developers and managers of projects with operations and structures similar to Cheniere were added to the list. The following 17 energy companies with total assets ranging from $2.5 billion to $39.5 billion were chosen to comprise the Company’s peer group. All of the companies in the Company’s peer group are companies that we compete with for executive talent.

Proxy Peer Group

• AES Corp.	• Nicor Inc.
• Calpine Corp.	• ONEOK, Inc.
• CMS Energy Corporation	• Plains All American Pipeline L.P.
• Dynegy Inc.	• Questar Corporation
• El Paso Corporation	• Regency Energy Partners, L.P.
• Enbridge Energy Partners, L.P.	• Sempra Energy
• EQT Corporation	• Southern Union Company
• Markwest Energy Partners, L.P.	• Spectra Energy Corp.
• Mirant Corporation

We believe that it is beneficial to benchmark executive compensation against both nationally recognized published survey data as well as proxy data from the Company’s peer group. Mr. Souki’s and Mr. Thames’ base salaries for 2011 were between the 25th and 50th percentiles of the 2010 Towers Watson Energy Survey. Ms. Gentle’s base salary for 2011 was below the 25th percentile of the 2010 Towers Watson Energy Survey. Mr. Abiteboul’s base salary for 2011 was at the 50th percentile of the 2010 Towers Watson Energy Survey. The chief executive officer and chief financial officer positions were the only two positions that had enough compensation data available to be able to benchmark the positions against similar executive officer positions in the proxy data from the Company’s peer group and Mr. Souki’s and Ms. Gentle’s base salaries for 2011 were at or below the 25th percentile of the proxy peer group data. Based on the published data from the 2010 Towers Watson Energy Survey and proxy peer group data and the Company’s budget for compensation, the Compensation Committee believed a 2.5% base salary increase for 2011 was reasonable for the Executive Officers. The Executive Officers’ base salary adjustments were effective January 3, 2011, with the exception of Mr. Abiteboul whose base salary adjustment was effective on January 1, 2011 due to the Company’s payroll administration in the U.K. The 2.5% base salary increase was also approved company-wide. Mr. Rayford began his employment with the Company on March 1, 2011 and his base salary was determined based on the salaries of the other Senior Vice Presidents.

The CEO’s base salary is set at a higher amount than the Senior Vice Presidents’ base salaries because the CEO is responsible for developing the Company’s overall strategy and vision and implementing the Company’s business plan. In addition, the market data indicates that the base salary for a chief executive officer position is customarily set higher than other officer positions.

For 2011, we did not differentiate the base salaries (except for the impact of international exchange rates) of the Senior Vice Presidents because management recognizes that each of the Senior Vice Presidents has similar potential to significantly impact the performance of the Company. Management believes that not differentiating the base salaries of the Senior Vice Presidents fosters teamwork and cooperation at the management levels, which is critical for our success.

2011 Bonus Awards

On March 2, 2011, the Compensation Committee approved the 2011—2013 Bonus Plan. The 2011—2013 Bonus Plan includes (i) the “CQP Plan” to pay bonuses for Sabine Pass LNG, L.P. (“Sabine Pass LNG”) operators, technicians and supporting roles who have been seconded to Cheniere Energy Partners GP, LLC, the general partner of Cheniere Partners, and (ii) the “Corporate Plan” to pay bonuses to the remainder of the Company’s employees who fall outside of the secondment arrangement. All of the Executive Officers participate in the Corporate Plan, which is designed to pay bonus awards that are tied to the achievement of operational and corporate goals, financial goals, and regulatory, engineering/construction and commercial goals related to the liquefaction project adjacent to the Sabine Pass LNG terminal. The Corporate Plan includes an annual bonus pool payable in cash (“Corporate Annual Cash Bonus Pool”). The Corporate Annual Cash Bonus Pool is funded based on the achievement of the following goals: (i) certain operational and corporate goals fund a base Corporate Annual Cash Bonus Pool of $5,000,000; (ii) negotiating an engineering, procurement and construction contract for the proposed liquefaction project, developing a plan to address debt maturities and generating gross margins from the Company’s Short-Term Commercial Activity (as defined below) will increase the Corporate Annual Cash Bonus Pool up to an aggregate target of $10,000,000; and (iii) additional Short-Term Commercial Activity and other appropriate milestones achieved by the Company may increase the Corporate Annual Cash Bonus Pool above the $10,000,000 target.

•

2011 Corporate Annual Cash Bonus Pool. On January 24, 2012, the Compensation Committee approved the funding of a Corporate Annual Cash Bonus Pool in the amount of approximately $15,000,000 for 2011 based on the Company’s achievement of its 2011 performance goals under the 2011—2013 Bonus Plan.

•	Components of the 2011 Corporate Annual Cash Bonus Pool. The achievement of the following operational and corporate goals funded a base Corporate Annual Cash Bonus Pool equal to $5,000,000:

—	We met our 2011 operational and safety goals.

—	The Company and its subsidiaries managed spending within 10% of the approved 2011 expenditure budget.

—	We signed memoranda of understanding for at least 1.0 Bcf/d of bi-directional capacity at the Sabine Pass LNG terminal during 2011.

—	We filed all required regulatory permit authorizations to construct and operate liquefaction facilities adjacent to the Sabine Pass LNG terminal during 2011.

The achievement of the following goals increased the Corporate Annual Cash Bonus Pool up to an aggregate target of $10,000,000:

—	In November 2011, Sabine Pass Liquefaction signed a lump-sum turnkey agreement (“EPC Contract”) with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for the procurement, engineering, design, installation, training, commissioning and placing into service of the first two liquefaction trains and related facilities adjacent to the Sabine Pass LNG terminal.

—	In June 2011, we closed an underwritten public offering of our common stock and used the net proceeds for general corporate business purposes. In December 2011, we closed another underwritten public offering of our common stock, and, in January 2012, used a portion of the net proceeds to repay in full the Company’s 2007 term loan due in May 2012.

The Corporate Annual Cash Bonus Pool was increased by an additional $5,000,000 to an aggregate total of approximately $15,000,000 based on the Company’s Short-Term Commercial Activity and other significant milestones related to the liquefaction project adjacent to the Sabine Pass LNG terminal achieved by the Company during 2011:

—	For 2011, the Company generated over $26 million of gross margins from Short-Term Commercial Activity, which increased the Corporate Annual Cash Bonus Pool by $3,000,000.

—	In May 2011, Sabine Pass Liquefaction received an order from the U.S. Department of Energy with authorization to export domestically produced natural gas to any country that has, or in the future develops, the capacity to import LNG and with which trade is permissible.

—	In October 2011, Sabine Pass Liquefaction signed an LNG Sale and Purchase Agreement with BG Gulf Coast LNG, LLC (“BG”) for approximately 3.5 million tonnes per annum (“mtpa”) of LNG for a term of 20 years. In January 2012, Sabine Pass Liquefaction amended and restated the BG LNG Sale and Purchase Agreement under which BG will purchase an additional 2.0 mtpa of LNG, bringing BG’s total annual contract quantity to 5.5 mtpa of LNG.

—	In November 2011, Sabine Pass Liquefaction signed an LNG Sale and Purchase Agreement with Gas Natural Aprovisionamientos SDG S.A., an affiliate of Gas Natural SDG S.A. (“Gas Natural”) for approximately 3.5 mtpa of LNG for a term of 20 years.

—	In December 2011, Sabine Pass Liquefaction signed an LNG Sale and Purchase Agreement with Gail (India) Limited (“GAIL”) for approximately 3.5 mtpa of LNG for a term of 20 years.

—	In December 2011, the Company began negotiations with third-parties to secure financing commitments to construct the first two liquefaction trains and related facilities adjacent to the Sabine Pass LNG terminal.

—	In January 2012, Sabine Pass Liquefaction signed an LNG Sale and Purchase Agreement with Korea Gas Corporation (“KOGAS”) for approximately 3.5 mtpa of LNG for a term of 20 years.

•

2011 Cash Bonus Awards. A portion of the 2011 Corporate Annual Cash Bonus Pool was allocated by the Compensation Committee to each of the Executive Officers based on a recommendation by the CEO and such Executive Officer’s contributions during 2011. The Compensation Committee reviewed market data from the 2011 Towers Watson U.S. Compensation Data Bank Energy Services Executive Database (“2011 Towers Watson Energy Survey”) and the Company’s peer group and decided the amounts of the 2011 Annual Cash Bonus Awards were appropriate because the Executive Officers’ base salaries were below the 50th percentile of the market data and the 2011 Cash Bonus Awards would increase each Executive Officer’s total cash compensation for 2011 to at least the 75th percentile of the market data to recognize the excellent year the Company had in developing the liquefaction project adjacent to the Sabine Pass LNG terminal. Attached to this Proxy Statement as Exhibit D is the list of companies included in the 2011 Towers Watson Energy Survey. The Executive Officers received their 2011 Annual Cash Bonus Awards on January 27, 2012. Mr. Souki’s and Mr. Thames’s total cash compensation for 2011 was above the 75th percentile of the market data. Ms. Gentle’s, Mr. Abiteboul’s and Mr. Rayford’s total cash compensation for 2011 was at the 75th percentile of the market data.

Each Executive Officer received a 2011 Annual Cash Bonus Award, as follows:

•

Specifically, the Compensation Committee approved for Mr. Souki a cash bonus of $2,326,900. The Compensation Committee concluded that this amount was appropriate in light of Mr. Souki’s implementation of the Company’s overall strategy and business plan in 2011.

•

Ms. Gentle received a cash bonus of $775,600 in recognition of her contributions related to reducing corporate debt and eliminating significant interest expense payments, thereby resulting in the improvement of the Company’s liquidity position and the progress the Company made towards securing financing commitments to construct the first two liquefaction trains and related facilities adjacent to the Sabine Pass LNG terminal.

•

Mr. Rayford received a cash bonus of $581,700 in recognition of his contributions related to the regulatory progress made on filing permit authorizations to commence construction of the liquefaction project and the signing of Sale and Purchase Agreements with customers for LNG in connection with the liquefaction project adjacent to the Sabine Pass LNG terminal.

•

Mr. Thames received a cash bonus of $775,600 for the success of the marketing business in securing margins on LNG cargo purchases and in recognition of his efforts in obtaining LNG customers and signing Sale and Purchase Agreements for LNG in connection with the liquefaction project adjacent to the Sabine Pass LNG terminal.

•

Mr. Abiteboul received a cash bonus of $581,700 in recognition of his contributions in obtaining LNG customers and signing Sale and Purchase Agreements with customers for LNG in connection with the liquefaction project adjacent to the Sabine Pass LNG terminal.

2011 Long-Term Incentive Awards

On January 4, 2011, the Compensation Committee determined that the Company had achieved significant corporate debt reduction resulting in the improvement of the Company’s liquidity position and regulatory, engineering and commercial milestones related to the liquefaction project adjacent to the Sabine Pass LNG terminal during 2010 that deserved recognition and used its discretion to approve a pool of 2,000,000 shares of restricted stock of the Company to be granted to certain employees, including the Executive Officers (the “2011 Long-Term Incentive Awards”). Of the 2,000,000 shares of restricted stock of the Company approved by the Compensation Committee for the 2011 Long-Term Incentive Awards, 935,000 shares were allocated by the Compensation Committee to the Executive Officers based on a recommendation by the CEO and each Executive Officer’s contributions during 2010. In addition, the Compensation Committee reviewed a detailed history of each Executive Officer’s long-term incentive grants since 2008 to determine if the size of each Executive Officer’s 2011 Long-Term Incentive Award was appropriate. Because the Executive Officers would not have any outstanding equity awards after 2011 when the 2009 Phantom Stock Awards would expire, the Compensation Committee determined that the 2011 Long-Term Incentive Awards were appropriate so that the Executive Officers would continue to have a significant equity investment in the long-term success of the Company beyond 2011. The 2011 Long-Term Incentive Awards were granted on January 14, 2011, under the Cheniere Energy, Inc. 2003 Stock Incentive Plan, as amended (the “2003 Plan”). The 2011 Long-Term Incentive Awards vest in three equal annual installments. The first tranche of restricted stock vested on June 30, 2011 and the second tranche vested on June 30, 2012. The third tranche will vest on June 30, 2013. Except as set forth below, an Executive Officer will forfeit any unvested portion of his or her 2011 Long-Term Incentive Award if the Executive Officer’s employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of the 2011 Long-Term Incentive Award will vest upon the (i) termination, resignation or removal of the Executive Officer for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) death or disability of the Executive Officer.

Messrs. Souki, Abiteboul and Thames and Ms. Gentle each received a 2011 Long-Term Incentive Award, in the form of a restricted stock grant, as follows:

•	Mr. Souki received a grant of 398,000 shares of restricted stock of the Company for his implementation of the Company’s overall strategy and business plan in 2010.

•

Ms. Gentle received a grant of 150,000 shares of restricted stock of the Company for her contributions related to corporate debt reduction and the elimination of significant interest expense resulting in the improvement of the Company’s liquidity position.

•

Mr. Abiteboul received a grant of 75,000 shares of restricted stock of the Company for his efforts in working towards obtaining customers related to the liquefaction project adjacent to the Sabine Pass LNG terminal.

•

Mr. Thames received a grant of 135,000 shares of restricted stock of the Company for the success of the marketing business in securing margins on LNG cargo purchases and working towards obtaining customers related to the liquefaction project adjacent to the Sabine Pass LNG terminal.

2009 Phantom Stock Awards

The Compensation Committee, based on a recommendation by management, approved the implementation of a new long-term incentive plan in 2009 for our employees, including the Executive Officers who received phantom stock awards granted on February 25, 2009 under the 2003 Plan (the “2009 Phantom Stock Awards”). Mr. Souki received an additional grant of 2009 Phantom Stock Awards on June 12, 2009, upon the approval by the Company’s stockholders of certain amendments to the 2003 Plan, including an amendment to increase the maximum number of shares of common stock of the Company that can be granted to any one individual under the 2003 Plan during a calendar year. The 2009 Phantom Stock Awards vested based on a combination of performance measures and continued employment. The performance measures for the 2009 Phantom Stock Awards were determined to incentivize management to achieve the goals under the Company’s three-year business plan.

The 2009 Phantom Stock Awards vested based on performance and continued employment in 2011. The Compensation Committee determined that the $150 Million of Annual Cash Receipts (as defined below) performance measure was achieved based upon the Company signing three qualifying contracts which secured an aggregate of more than $150 million of annual cash receipts from third parties for a weighted average term of seven years or more in connection with either the use or firm commitment reservation of capacity of the Sabine Pass LNG terminal or the Creole Trail Pipeline (“$150 Million of Annual Cash Receipts”). The three qualifying contracts included the LNG Sale and Purchase Agreements Sabine Pass Liquefaction entered into with BG, Gas Natural and GAIL in connection with the Company’s liquefaction project adjacent to the Sabine Pass LNG terminal. Each contract was for approximately 3.5 mtpa of LNG for a term of 20 years. The BG Sale and Purchase Agreement was amended and restated in January 2012 under which BG will purchase an additional 2.0 mtpa of LNG, bringing BG’s total annual contract quantity to 5.5 mtpa of LNG.

The Compensation Committee determined that the 2009 Phantom Stock Awards would be settled in shares of Company common stock which were issued to the Executive Officers on December 15, 2011 and December 21, 2011. The $150 Million of Annual Cash Receipts performance measure was designed as a stretch goal for the Company, and if achieved, the payout of the 2009 Phantom Stock Awards was designed so that the Executive Officers’ total compensation would be greater than the 75th percentile of the 2009 Towers Perrin U.S. Compensation Data Bank Energy Services Executive Database market data to recognize the significant performance of the Company.

Change of Control Agreements

In 2008, the Compensation Committee approved Change of Control Agreements for certain employees of the Company, including the Executive Officers, which provide for a potential cash payment payable upon a change of control of the Company. The Change of Control Agreements were adopted in recognition that the possibility of a change of control existed and that such possibility, and the uncertainty it may create, may result in the distraction or departure of employees to the detriment of the Company and the stockholders. The Change of Control Agreements were designed to ensure that certain employees designated by management and confirmed by the Compensation Committee were not unduly distracted by the circumstances attendant to the possibility of a change of control and to encourage their continued attention and dedication to our necessary operations. The Change of Control Agreements provide for a cash payment upon a change of control in an amount equal to one times the employees’ base salaries in effect at or immediately prior to the change of control. The cash payments are payable within 30 days of the effective date of the change of control. A cessation of an employee’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of an employee other than for Cause (as defined in the Change of Control Agreements), and a termination by the employee for good reason that occurs not more than three months prior to a change of control will be deemed to be a termination of employment pursuant to a change of control provided the employee demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change of control or the employee’s termination otherwise arose in connection with or in anticipation of a change of control. The Change of Control Agreements expire on December 31 of each calendar year, although they are automatically extended for an additional year each January 1 unless the Company provides notice to an employee that it will not extend the term of his or her Change of Control Agreement. The Compensation Committee annually reviews the extension of the Change of Control Agreements and periodically approves Change of Control Agreements for newly hired officers.

Compensatory Arrangements for Certain Executive Officers

On June 30, 2009, the independent members of our Board of Directors approved a U.K. assignment letter for Mr. Souki so that he was able to spend a portion of his time working from London to more effectively conduct international business for the Company. The U.K assignment letter was effective July 1, 2009 for a period of twelve months, but could be extended by the Compensation Committee or full Board for additional twelve-month periods not to exceed a total of three years. In 2009, the Company paid a one- time finder’s fee for

Mr. Souki to arrange temporary housing in London and all fees, including reasonable legal fees, to prepare and obtain the proper work clearances in the U.K. The Company also paid Mr. Souki an annual allowance for the cost of housing and living expenses in London. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter to extend the term of his assignment for an additional twelve-month period to July 1, 2011, and to increase the amount of his annual allowance to $200,000 to cover the cost of housing and living expenses in London. The allowance was paid in quarterly installments in the month preceding each quarter and was not included in his base salary for purposes of determining annual bonus awards or change of control payments. Mr. Souki’s U.K. assignment letter expired in June 2011; however, the Compensation Committee approved Mr. Souki’s annual housing and living allowance in the amount of $200,000 for the duration of Mr. Souki’s stay in the U.K. Effective August 2012, Mr. Souki no longer receives the annual housing and living allowance. Mr. Souki is responsible for paying his individual tax liabilities and filing all necessary tax returns.

We have entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with local practice and pursuant to the laws of France where he resides. Pursuant to his employment arrangement, Mr. Abiteboul uses a car owned by the Company and the Company pays the costs of a club membership and home telecommunication services for Mr. Abiteboul. The Company also makes contributions to a discretionary French retirement plan on behalf of Mr. Abiteboul.

In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul effective April 30, 2010 for a period of twenty-four months, and in April 2012, the Compensation Committee approved a second amendment to Mr. Abiteboul’s employment agreement to extend his secondment for an additional twelve months through April 30, 2013. Mr. Abiteboul is seconded by the Company to the Company’s London office, which serves as the head office of the English branch of Cheniere Supply & Marketing, Inc., for the purposes of pursuing LNG customers for the Company. Mr. Abiteboul’s secondment may be extended upon Compensation Committee or full Board approval and a separate amendment to his employment agreement. During his secondment, Mr. Abiteboul continues to report to Mr. Charif Souki, Chairman, Chief Executive Officer and President of the Company. Pursuant to his employment agreement, Mr. Abiteboul has been entitled to an expatriation allowance as a portion of his annual salary as a result of his travel outside of France. Effective April 30, 2010, Mr. Abiteboul no longer received the expatriation allowance. During his secondment, his annual base salary is paid by Cheniere Supply & Marketing, Inc. in a sum equivalent to the monthly Euro value in British Pounds Sterling on a monthly basis. Mr. Abiteboul remains subject to the French State basic pension and complementary pension regimes, subject to the necessary contributions paid by the Company and Mr. Abiteboul. In addition, Cheniere Supply & Marketing, Inc. entered into a lease for a London apartment and makes direct payments to the landlord to cover Mr. Abiteboul’s temporary housing costs in London. Cheniere Supply & Marketing, Inc. also pays for the cost of utilities, insurance and certain council taxes related to the London apartment. Mr. Abiteboul receives tax equalization payments for a portion of the taxes he incurs as a result of the secondment. The costs related to Mr. Abiteboul’s U.K. housing together with the tax equalization payments cannot exceed 200,000 Euros per year in the aggregate pursuant to his secondment arrangement. The Company has also paid for the cost of certain return visits to France for Mr. Abiteboul. In addition, the Company has paid for installation costs related to Mr. Abiteboul’s secondment. None of these payments will be included in Mr. Abiteboul’s base salary for purposes of determining annual bonus awards, contributions to employee retirement plans or potential change of control payments. Mr. Abiteboul is responsible for the payment of his individual tax liabilities and for filing all necessary tax returns; provided, however, that the Company pays for reasonable fees related to Mr. Abiteboul’s individual tax planning and preparation of his tax declaration. Mr. Abiteboul’s secondment may be terminated by the Company or by Mr. Abiteboul with a notice period of two months. If Mr. Abiteboul’s secondment is terminated by the Company, the Company will repatriate Mr. Abiteboul and be responsible for the costs of such repatriation. If Mr. Abiteboul resigns from the Company prior to the end of his secondment, the Company will not be responsible for the costs of his repatriation. All other terms of Mr. Abiteboul’s employment agreement remain unchanged and he will return to his previous role pursuant to his employment agreement at the end of his secondment. Additional information about Mr. Abiteboul’s French employment agreement is provided below in “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 43 of this Proxy Statement.

2012 Base Salary Adjustments

On January 24, 2012, the Compensation Committee approved a 2.5% base salary increase for the Executive Officers for 2012 as set forth in the table below. The 2012 base salary increases were effective on January 16, 2012. On August 6, 2012, the Compensation Committee approved mid-year 2012 base salary increases for the Executive Officers as set forth in the table below. The mid-year 2012 base salary increases were effective on July 30, 2012.

2012 Base Salary

Executive Officers	2012 Base Salary effective January 16, 2012		Mid-Year 2012 Base Salary effective July 30, 2012
Charif Souki—Chairman, Chief Executive Officer and President	$771,580		$800,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	$292,370		$420,000
Greg W. Rayford—Senior Vice President and General Counsel	$292,370		$375,000
H. Davis Thames—Senior Vice President—Marketing	$292,370		$420,000
Jean Abiteboul—Senior Vice President—International	$311,223	(1)	$378,286	(2)

(1)	Mr. Abiteboul’s 2012 base salary was 245,560 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the January 16, 2012 exchange rate of 1.2674 USD to 1 EUR.

(2)	Mr. Abiteboul’s mid-year 2012 base salary is 306,998 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the July 30, 2012 exchange rate of 1.23221 USD to 1 EUR.

In January 2012, the Company made recommendations to the Compensation Committee for 2012 base salary increases for the Executive Officers after reviewing 2011 base salaries for similar executive officer positions in the 2011 Towers Watson Energy Survey and proxy data from the Company’s peer group. The base salaries for the Executive Officers were at or below the 50th percentile of the market data. The Company recommended and the Compensation Committee approved a 2.5% base salary increase for the Executive Officers based on the Company’s budget for compensation and the Executive Officer’s total compensation package, including their long-term incentive awards.

In August 2012, the Compensation Committee approved the mid-year 2012 base salary increases to raise the base salary of the Executive Officers to the 50th percentile of the market data. Mr. Souki’s mid-year 2012 base salary is below the 50th percentile of the market data. Ms. Gentle’s, Mr. Rayford’s and Mr. Abiteboul’s mid-year 2012 base salaries are at the 50th percentile of the market data. Mr. Thames’ mid-year 2012 base salary is between the 50th and 75th percentile of the market data.

The CEO’s base salary is set at a higher amount than the Senior Vice Presidents’ base salaries because the CEO is responsible for developing the Company’s overall strategy and vision and implementing the Company’s business plan. In addition, the market data indicates that the base salary for a chief executive officer position is customarily set higher than other officer positions.

2012 Long-Term Commercial Bonus Awards under the 2011-2013 Bonus Plan

On August 6, 2012, Sabine Pass Liquefaction secured financing commitments to fund the cost of construction of the first two liquefaction trains of the liquefaction project adjacent to the Sabine Pass LNG terminal and the Compensation Committee approved Long-Term Commercial Bonus Awards to be paid from the Long-Term Bonus Pool for all employees of the Company, including each of the Executive Officers pursuant to the terms of the 2011—2013 Bonus Plan. The Compensation Committee approved a Long-Term Bonus Pool consisting of approximately $60 million in cash and approximately 10 million restricted shares of Company common stock. Pursuant to the terms of the 2011—2013 Bonus Plan, the Compensation Committee determined the amount of the Long-Term Bonus Pool based on the entry by Sabine Pass Liquefaction into the LNG Sale and Purchase Agreements relating to Sabine Pass Liquefaction’s sale of liquefied natural gas from the first two liquefaction trains being constructed at the liquefaction project. The 2011 – 2013 Bonus Plan provides that up to a maximum of 25% of the Long-Term Bonus Pool may be paid in cash and the remainder of the Long-Term Bonus Pool will be paid as a Restricted Stock Award, as determined by the Compensation Committee (the “Percentage Cash Limitation”). In addition, the 2011—2013 Bonus Plan provides that the Company may not pay more than $20 million in cash in the aggregate to all participants in the 2011—2013 Bonus Plan for any performance year (the “Annual Cash Limitation”). The Compensation Committee determined that it was appropriate to grant Long-Term Commercial Cash Awards in excess of the Annual Cash Limitation and Percentage Cash Limitation; however, the aggregate Long-Term Commercial Bonus Awards approved under the 2011—2013 Bonus Plan did not exceed the approved Long-Term Bonus Pool. The following table sets forth the amount of the Long-Term Commercial Bonus Awards for each of the Executive Officers.

2012 Long-Term Commercial Bonus Awards

Executive Officer	Long-Term Commercial Bonus Award
	Restricted Stock Award	Long-Term Commercial Cash Award
Charif Souki—Chairman, Chief Executive Officer and President	3,500,000	$21,000,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	500,000	$3,000,000
Greg W. Rayford—Senior Vice President and General Counsel	400,000	$2,400,000
H. Davis Thames—Senior Vice President—Marketing	500,000	$3,000,000
Jean Abiteboul—Senior Vice President—International	400,000	$2,400,000

Each Executive Officer’s Long-Term Commercial Bonus Award includes a Long-Term Commercial Cash Award and a Restricted Stock Award that were granted on August 9, 2012, and both awards will vest in five installments. The first installment of both the Long-Term Commercial Cash Award and Restricted Stock Award vested upon the issuance by Sabine Pass Liquefaction on August 9, 2012 of a full notice to proceed (the “NTP”) to Bechtel under the EPC Contract. The Long-Term Commercial Cash Awards will vest and be paid in five equal annual installments of 20% with the final four 20% installments to vest and be paid on each annual anniversary of the issuance of the NTP. The Restricted Stock Awards will vest as follows: 35% vested upon the issuance of the NTP on August 9, 2012; 10% will vest on the first anniversary of the issuance of the NTP; 15% will vest on the second anniversary of the issuance of the NTP; 15% will vest on the third anniversary of the issuance of the NTP; and 25% will vest on the fourth anniversary of the issuance of the NTP. The Executive Officers must generally be employed by the Company at the time of vesting or they will forfeit their respective Long-Term Commercial Bonus Awards.

Information about Other Compensation-Related Matters

Guidelines for Granting Equity-Based Awards

We recognize that granting equity awards presents specific legal, tax and accounting issues and, therefore, we adopted guidelines on December 17, 2007, for all grants of equity-based awards. The guidelines have been revised for grants that are made pursuant to the Cheniere Energy, Inc. 2011 Incentive Plan (“2011 Plan”) that was approved by our stockholders in June 2011. The guidelines reflect the Company’s prior practices for granting equity-based awards. Under the guidelines, all equity awards granted to employees subject to the reporting requirements of Section 16 of the Exchange Act must be approved by the Compensation Committee or the Section 162(m) Subcommittee, and all stock options granted to members of the Board of Directors must be approved by the Compensation Committee or the Board. The Board established an Equity Grant Committee and appointed the Chairman of the Board as the sole member of such committee to act on behalf of the Board and the

Compensation Committee in granting restricted stock and stock options to eligible employees (other than Executive Officers) and consultants. Restricted stock awards made by the Equity Grant Committee in any calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients under the 2003 Plan and 150,000 shares of restricted stock per recipient or an aggregate of 600,000 shares of restricted stock to all recipients under the 2011 Plan. The Board has also authorized the CEO to designate employees and consultants (other than Executive Officers) to be recipients of stock options and to determine the terms of such stock options. Stock option awards made by the CEO and the Equity Grant Committee in any calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients under the 2003 Plan and 450,000 stock options per recipient or an aggregate of 3,000,000 stock options to all recipients under the 2011 Plan. The Compensation Committee periodically ratifies all stock options granted by the CEO and Equity Grant Committee and restricted stock granted by the Equity Grant Committee. Under the provisions of the 2003 Plan and 2011 Plan, stock options cannot be granted at an exercise price less than the closing price of a share of the Company’s common stock as reported on the NYSE MKT LLC on the grant date of such stock options.

Stock Ownership Requirements

The Board of Directors believes that the members of the Company’s Board of Directors and the Executive Officers should display their commitment to the Company by owning a significant amount of Company stock and, on April 3, 2008, implemented stock ownership guidelines. The Board amended the stock ownership guidelines, effective as of September 10, 2009, which provide as follows:

Stock Ownership Guidelines for

Non-Employee Directors and Executive Officers

Position	Stock Ownership Guidelines
Non-Employee Directors	50% of the director’s annual compensation awarded for each of his/her 3 most recent service years
Chairman, Chief Executive Officer and President	5x base salary
Senior Vice Presidents	2x base salary

Items considered for purposes of meeting the stock ownership guidelines include: Company stock beneficially owned by a non-employee director or Executive Officer or his or her spouse or dependent children; phantom stock and restricted stock whether or not yet vested; the in-the-money value of vested but unexercised stock options; Company stock acquired upon the exercise of stock options; and common units of Cheniere Energy Partners, L.P. held directly by a non-employee director or Executive Officer or his or her spouse or dependent children. The number of shares of Company stock required to be owned by each non-employee director is determined annually as of the close of business on the first trading date following the Company’s annual meeting of stockholders (following, and including, the issuance of Company stock relating to such year’s annual non-employee director compensation). The value of each share of Company stock is equal to the greater of (i) the fair market value of the Company’s stock on the date the non- employee director or Executive Officer acquired the stock, or (ii) the fair market value of the Company’s stock on any given measurement date. All non-employee directors and Executive Officers are expected to be in full compliance with the guidelines by the fifth anniversary of the original effective date (April 3, 2008) of the guidelines or within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or Executive Officer is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Governance and Nominating Committee to determine whether an exemption should be granted to the individual in such instances. The Governance and Nominating Committee periodically assesses the guidelines and each individual’s compliance with the guidelines. All of our non-employee directors were in compliance with the guidelines as of June 20, 2011, and all of our Executive Officers were in compliance with the guidelines as of December 31, 2011.

Accounting and Tax Implications

The 2009 Phantom Stock Awards were designed to provide awards that are based on a combination of performance and service and consequently do not qualify as performance-based awards deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The 2010 Goals & Bonus Plan and 2011—2013 Bonus Plan were not designed to provide awards that will qualify as performance-based awards deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We will not be able to recognize tax benefits that may otherwise be available to the Company related to the 2009 Phantom Stock Awards, the 2011 Long-Term Incentive Awards made under the 2010 Goals & Bonus Plan and the 2011 Cash Bonus Awards and 2012 Long-Term Commercial Bonus Awards made under the 2011—2013 Bonus Plan to our Executive Officers that are subject to the Section 162(m) limitations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David B. Kilpatrick, Chairman

Vicky A. Bailey

Keith F. Carney

Walter L. Williams

December 12, 2012

SUMMARY COMPENSATION

The following table and narrative text sets forth the total compensation awarded to, earned by, or paid to our CEO and CFO and our three other most highly compensated executive officers for 2011, who are referred to as our “named executive officers” in the following compensation tables.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Charif Souki Chairman, Chief Executive Officer and President	2011	$743,581	$2,326,900	$2,977,040	—	—	—	$206,841	$6,254,362
	2010	$734,400	$1,080,000	$632,700	—	—	—	$203,772	$2,650,872
	2009	$722,794	$1,080,000	$5,376,000	—	—	—	$126,377	$7,305,171
Meg A. Gentle Senior Vice President and Chief Financial Officer	2011	$284,969	$775,600	$1,122,000	—	—	—	$ 16,457	$2,199,026
	2010	$278,280	$295,540	$256,410	—	—	—	$ 16,684	$846,914
	2009	$272,820	$245,540	$1,344,000	—	—	—	$ 18,865	$1,881,225
Greg W. Rayford (5) Senior Vice President and General Counsel	2011	$229,287	$581,700	$2,008,000	—	—	—	$ 15,129	$2,834,116
H. Davis Thames Senior Vice President—Marketing	2011	$284,969	$775,600	$1,009,800	—	—	—	$ 14,616	$2,084,985
	2010	$278,280	$245,540	$449,550	—	—	—	$ 16,684	$990,054
	2009	$272,820	$245,540	$1,344,000	—	—	—	$ 18,865	$1,881,225
Jean Abiteboul (6) Senior Vice President— International	2011	$310,217	$581,700	$561,000	—	—	—	$264,485	$1,717,402
	2010	$334,998	$249,030	$333,000	—	—	—	$203,756	$1,120,784
	2009	$328,266	$299,030	$1,344,000	—	—	—	$ 51,375	$2,022,671

(1)	This column represents the base salary earned, including any amounts invested by the named executive officers in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the Compensation Discussion and Analysis under “Benefits.”

(2)	The amount in this column for 2011 represents the cash bonus awards paid to the named executive officers under the Corporate Annual Cash Bonus Pool of the 2011—2013 Bonus Plan.

(3)	The amounts in this column reflect the grant date fair value of awards, computed in accordance with stock-based compensation accounting rules. The equity awards were granted in 2011, 2010 and 2009 to each of the named executive officers as reported in the table for the applicable fiscal year. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award values may be found in Note 18 to our 2011 audited financial statements on page 80 of our Form 10-K filed with the SEC on February 24, 2012. For Messrs. Souki, Thames and Abiteboul and Ms. Gentle, the amount in this column for 2011 includes the grant date fair value ($7.48) of shares of restricted stock awarded as their 2011 Long-Term Incentive Award on January 14, 2011 based on the Company’s performance during 2010. The shares of restricted stock vest in three equal annual installments. The first tranche of restricted stock vested on June 30, 2011 and the second tranche vested on June 30, 2012. The third tranche will vest on June 30, 2013. For Mr. Rayford, the amount in this column for 2011 includes the grant date fair value ($10.04) of shares of restricted stock granted to him on March 1, 2011 as his new hire award. Mr. Rayford’s shares of restricted stock vest in four equal annual installments beginning March 1, 2012.

(4)	This column represents all other compensation not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan, as set forth below.

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Insurance Premiums ($) (B)	Company Contributions to Retirement and 401(k) Plans ($) (C)	Total ($)
Charif Souki	2011	$205,161	$1,680	—	$206,841
	2010	$202,092	$1,680	—	$203,772
	2009	$124,697	$1,680	—	$126,377
Meg A. Gentle	2011	$3,248	$959	$12,250	$16,457
	2010	$3,248	$936	$12,500	$16,684
	2009	$3,248	$917	$14,700	$18,865
Greg. W. Rayford	2011	$2,706	$959	$11,464	$15,129
H. Davis Thames	2011	$3,248	$959	$10,409	$14,616
	2010	$3,248	$936	$12,500	$16,684
	2009	$3,248	$917	$14,700	$18,865
Jean Abiteboul	2011	$256,015	$8,470	—	$264,485
	2010	$195,164	$8,592	—	$203,756
	2009	$42,682	$8,693	—	$51,375

(A)	The amount in this column reflects the aggregate incremental cost to the Company in the amount of $3,248 for each of 2011, 2010 and 2009 for Messrs. Souki, Thames and Abiteboul and Ms. Gentle and $2,706 for 2011 for Mr. Rayford attributable to a reserved parking space in our office building. In addition, for 2011, the amount in this column for Mr. Souki also reflects Mr. Souki’s annual allowance for housing and living costs in the U.K. in the amount of $200,000 and a tax gross-up payment in the amount of $1,913 related to additional taxable income recognized by Mr. Souki for personal usage of private aircraft. Because Mr. Souki’s duties require him to spend a significant amount of time traveling, the Company paid for charter flights for Mr. Souki for business purposes during 2011. Mr. Souki’s personal guests were permitted to fly on such charter flights on occasion at nominal or no incremental cost to the Company.

For 2010, the amount in this column for Mr. Souki reflects Mr. Souki’s annual allowance for housing and living costs in the U.K. in the amount of $198,844.

For 2009, the amount in this column for Mr. Souki reflects Mr. Souki’s annual allowance for housing and living costs in the U.K. in the amount of $94,455, a one-time finder’s fee in the amount of $20,736 (12,783 GBP) for Mr. Souki to arrange temporary housing in the U.K. and legal fees in the amount of $6,258 to prepare and obtain the proper work clearances for Mr. Souki in the U.K. The amount for Mr. Souki reported in this column for 2009 represents the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.62212 USD to 1 GBP.

For 2011, the amount in this column for Mr. Abiteboul reflects the costs paid by the Company in relation to Mr. Abiteboul’s U.K. secondment, including the following amounts: $86,119 (55,476 GBP) for lease payments made by the Company for a London apartment, $2,026 (1,305 GBP) for utilities, $63 (41 GBP) for rental insurance, $1,457 (939 GBP) for certain Westminster Council taxes related to the London apartment, $4,564 (2,940 GBP) for the cost of Mr. Abiteboul’s personal return visits to France, $1,580 (1,018 GBP) for installation costs related to his secondment, and $136,070 (105,000 EUR) for tax equalization payments for a portion of the taxes Mr. Abiteboul incurred in 2011 as a result of his secondment.

In addition, for 2011, the amount in this column for Mr. Abiteboul reflects the incremental cost paid by the Company for his use of a Company-owned car in the amount of $9,811 (7,571 EUR). For 2011, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel, parking and maintenance.

In addition, for 2011, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for personal tax services in the amount of $1,965 (1,516 EUR), a club membership in the amount of $1,428 (920 GBP), discretionary French retirement plan contributions in the amount of $10,142 (7,826 EUR), and home telecommunication services in the amount of $790 (610 EUR). The amount for Mr. Abiteboul reported in this column for 2011 represents the U.S. dollar equivalent based on the December 31, 2011 exchange rate of 1.55235 USD to 1 GBP and 1.2959 USD to 1 EUR.

For 2010, the amount in this column for Mr. Abiteboul reflects the costs paid by the Company in relation to Mr. Abiteboul’s U.K. secondment, including the following amounts: $46,084 (28,920 GBP) for lease payments made by the Company for a London apartment, $612 (384 GBP) for utilities, $88 (55 GBP) for rental insurance, $451 (283 GBP) for certain Westminster Council taxes related to the London apartment, $2,129 (1,336 GBP) for the cost of Mr. Abiteboul’s personal return visits to France, $25,276 (15,862 GBP) for installation costs related to his secondment, and $95,554 (70,000 EUR) for tax equalization payments for a portion of the taxes Mr. Abiteboul incurred in 2010 as a result of his secondment.

In addition, for 2010, the amount in this column for Mr. Abiteboul reflects the incremental cost paid by the Company for his use of a Company-owned car in the amount of $7,792 (5,708 EUR). For 2010, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel, parking and maintenance.

In addition, for 2010, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for personal tax services in the amount of $2,752 (2,016 EUR), club memberships in the amount of $2,327 (1,705 EUR), discretionary French retirement plan contributions in the amount of $10,462 (7,664 EUR), and home telecommunication services in the amount of $1,637 (1,199 EUR). The amount for Mr. Abiteboul reported in this column for 2010 represents the U.S. dollar equivalent based on the December 31, 2010 exchange rate of 1.59351 USD to 1 GBP and 1.36506 USD to 1 EUR.

For 2009, the amount in this column for Mr. Abiteboul reflects the incremental cost paid by the Company for his use of a car leased by the Company, including the cost of insurance, from January 2009 through September 2009 in the amount of $17,790 (12,412 EUR) and the aggregate incremental cost to the Company related to Mr. Abiteboul’s use of a Company-owned car from October 2009 through December 2009 in the amount of $6,074 (4,238 EUR). For 2009, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, maintenance, fuel and parking.

In addition for 2009, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for personal tax services in the amount of $4,175 (2,913 EUR), club memberships in the amount of $2,544 (1,775 EUR), discretionary French retirement plan contributions in the amount of $10,558 (7,366 EUR) and home telecommunication services in the amount of $1,541 (1,075 EUR). The amount for Mr. Abiteboul reported in this column for 2009 represents the U.S. dollar equivalent based on the December 31, 2009 exchange rate of 1.4333 USD to 1 EUR.

(B)	With the exception of Messrs. Abiteboul and Souki, the amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $400,000. This benefit is available to all employees of the Company. Mr. Abiteboul’s life insurance benefit is approximately 3.5 times his annual base salary under the Private Employer Terms of the French nationalized program.

(C)	With the exception of Mr. Abiteboul, the amounts in this column reflect matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s Retirement Plan.

(5)	Mr. Rayford was hired as Senior Vice President and General Counsel of the Company effective March 1, 2011.

(6)	Mr. Abiteboul’s base salary for 2011 was 239,568 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the January 4, 2011, exchange rate of 1.3739 USD to 1 EUR.

GRANTS OF PLAN-BASED AWARDS

The following table and narrative text describe the stock awards made to the named executive officers during 2011.

Grants of Plan-Based Awards

During Fiscal Year 2011

Name	Grant Date	Plan	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charif Souki	01/14/2011	2003 Stock Incentive Plan	—	—	—	—	—	—	398,000	—	—	$2,977,040
Meg A. Gentle	01/14/2011	2003 Stock Incentive Plan	—	—	—	—	—	—	150,000	—	—	$1,122,000
Greg W. Rayford	03/01/2011	2003 Stock Incentive Plan	—	—	—	—	—	—	200,000	—	—	$2,008,000
H. Davis Thames	01/14/2011	2003 Stock Incentive Plan	—	—	—	—	—	—	135,000	—	—	$1,009,800
Jean Abiteboul	01/14/2011	2003 Stock Incentive Plan	—	—	—	—	—	—	75,000	—	—	$561,000

(1)	These columns reflect the number of shares and grant date fair value ($7.48) of shares of restricted stock of the Company granted to Messrs. Souki, Thames and Abiteboul and Ms. Gentle as their 2011 Long-Term Incentive Award on January 14, 2011 based on the Company’s performance during 2010. The shares of restricted stock vest in three equal annual installments. The first tranche of restricted stock vested on June 30, 2011 and the second tranche vested on June 30, 2012. The third tranche will vest on June 30, 2013. For Mr. Rayford, these columns reflect the number of shares and grant date fair value ($10.04) of shares of restricted stock of the Company granted to him on March 1, 2011 as his new hire award. Mr. Rayford’s shares of restricted stock vest in four equal annual installments beginning March 1, 2012.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Compensatory Arrangements for Certain Executive Officers

On June 30, 2009, the independent directors of the Board of Directors approved a U.K. assignment letter for Mr. Souki so that he is able to spend a portion of his time working from London to more effectively conduct international business for the Company. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter to extend the term of his assignment for an additional twelve-month period to July 1, 2011, and to increase the amount of his annual allowance to $200,000 to cover the cost of housing and living expenses in London. Mr. Souki’s U.K. assignment letter expired in June 2011; however, the Compensation Committee approved Mr. Souki’s annual housing and living allowance in the amount of $200,000 for the duration of Mr. Souki’s stay in the U.K. Mr. Souki’s U.K. assignment letter, as amended, is described in more detail in the Compensation Discussion and Analysis under “Compensatory Arrangements for Certain Executive Officers” beginning on page 34 of this Proxy Statement.

We also entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with local practice and pursuant to the laws of France where he resides when he joined the Company in February 2006. Pursuant to the agreement, Mr. Abiteboul receives a fixed annual gross salary that is reviewed annually by the Compensation Committee and a portion of which is an expatriation allowance. He is also entitled to receive an annual bonus and an annual award of equity each in an amount up to 100 percent of his annual salary. Mr. Abiteboul’s compensation is subject to deductions for social security, including his social security contribution, additional retirement and social welfare contributions, medical insurance and unemployment insurance, as provided by French law. Mr. Abiteboul participates in permanent and private medical insurance arrangements in France and is entitled to a death in-service benefit. The Company provides Mr. Abiteboul with use of a Company-owned car and the Company pays for insurance, fuel, parking and maintenance expenses related to the car, personal tax services, club memberships, discretionary French retirement plan contributions and home telecommunication services for Mr. Abiteboul. Mr. Abiteboul is entitled to three months’ prior notice in the event of his termination by the Company except in the case of his serious misconduct or gross negligence. The agreement provides for non-compete and non-solicitation obligations on the part of Mr. Abiteboul for a period of 12 months following the termination of the agreement. In consideration for the non-compete obligation, Mr. Abiteboul will receive a monthly indemnity equal to 30 percent of his average fixed monthly salary over the previous 12-month period; provided, however, the Company is entitled to waive the non-compete obligation upon notice to Mr. Abiteboul. Any failure by Mr. Abiteboul to observe the non-compete obligation will also release the Company from paying the indemnity. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul, which is described in more detail in the Compensation Discussion and Analysis under “Compensatory Arrangements for Certain Executive Officers” beginning on page 34 of this Proxy Statement. As a result of Mr. Abiteboul’s secondment, Mr. Abiteboul no longer received an expatriation allowance effective April 30, 2010.

2011 Bonus Awards

On January 24, 2012, the Compensation Committee approved the funding of the 2011 Corporate Annual Cash Bonus Pool in the amount of approximately $15,000,000 for 2011 based on the Company’s achievement of its 2011 performance goals under the 2011 – 2013 Bonus Plan. The 2011 Corporate Annual Cash Bonus Pool was funded based on the achievement of the following goals: (i) certain operational and corporate goals funded a base 2011 Corporate Annual Cash Bonus Pool of $5,000,000; (ii) negotiating an engineering, procurement and construction contract for the proposed liquefaction project and executing on a plan to address debt maturities increased the 2011 Corporate Annual Cash Bonus Pool to an aggregate target of $10,000,00; and (iii) the Company’s Short-Term Commercial Activity and other significant milestones related to the proposed liquefaction project at the Sabine Pass LNG terminal achieved by the Company during 2011 increased the 2011 Corporate Annual Cash Bonus Pool by an additional $5,000,000 to an aggregate total of approximately $15,000,000. The components of the 2011 Corporate Annual Cash Bonus Pool are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2011—2011 Bonus Awards” beginning on page 30 of this Proxy Statement. A portion of the 2011 Corporate Annual Cash Bonus Pool was allocated by the Compensation Committee to each of the named executive officers based on a recommendation by the CEO and named executive officer’s contributions during 2011. The 2011 Bonus Awards were paid in cash on January 27, 2012. Mr. Souki’s 2011 Bonus Award was in the amount of $2,326,900, Ms. Gentle’s 2011 Bonus Award was in the amount of $775,600, Mr. Rayford’s 2011 Bonus Award was in the amount of $581,700, Mr. Thames’ 2011 Bonus Award was in the amount of $775,600 and Mr. Abiteboul’s 2011 Bonus Award was in the amount of $581,700. The amount of each named executive officer’s 2011 Bonus Award is included in the “Summary Compensation Table.”

2011 Long-Term Incentive Awards

On January 4, 2011, the Compensation Committee determined that the Company had achieved significant corporate debt reduction and milestones related to the proposed liquefaction project at the Sabine Pass LNG terminal during 2010 that deserved recognition, and it approved a pool of 2,000,000 shares of restricted stock of the Company to be granted to certain employees, including the named executive officers, with the exception of Mr. Rayford who was hired by the Company on March 1, 2011. The 2011 Long-Term Incentive Awards were granted on January 14, 2011, under the 2003 Plan. The shares of restricted stock vest in three equal annual installments. The first tranche of restricted stock vested on June 30, 2011 and the second tranche vested on June 30, 2012. The third tranche will vest on June 30, 2013. Except as set forth below, a named executive officer will forfeit any unvested portion of his or her 2011 Long-Term Incentive Award if the named executive officer’s employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of the 2011 Long-Term Incentive Award will vest upon (i) the termination, resignation or removal of the named executive officer for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) the death or disability of the named executive officer. The number of shares of restricted stock and grant date fair value of the 2011 Long-Term Incentive Awards are included in the “Grants of Plan-Based Awards during Fiscal Year 2011” table.

New Hire Restricted Stock Award

Mr. Rayford received a grant of shares of restricted stock of the Company on March 1, 2011 as his new hire award. Mr. Rayford’s shares of restricted stock vest in four equal annual installments beginning March 1, 2012. Mr. Rayford will forfeit any unvested portion of his restricted stock award if his employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of his restricted stock award will vest upon (i) his termination, resignation or removal from the Company for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) his death or disability. The number of shares of restricted stock and grant date fair value of Mr. Rayford’s restricted stock award are included in the “Grants of Plan-Based Awards during Fiscal Year 2011” table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects the number of securities underlying unexercised stock options held by the named executive officers as of December 31, 2011, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value of unvested restricted stock held by the named executive officers as of December 31, 2011.

Outstanding Equity Awards at December 31, 2011

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable		Unexercisable
Charif Souki	—		—	—	—	—	265,333	(2)	$2,305,744	—	—
Meg A. Gentle	80,000	(4)	—	—	$7.53	06/01/2014	100,000	(2)	$869,000	—	—
Greg W. Rayford	—		—	—	—	—	200,000	(3)	$1,738,000	—	—
H. Davis Thames	10,400	(4)	—	—	$31.84	07/01/2015	90,000	(2)	$782,100	—	—
Jean Abiteboul	50,000	(5)	—	—	$40.65	02/20/2016	6,250	(5)	$54,313	—	—
	—		—	—	—	—	50,000	(2)	$434,500	—	—

(1)	The values represented in this column have been calculated by multiplying $8.69, the closing price of our common stock on December 30, 2011, by the number of shares of unvested restricted stock.

(2)	These are shares of unvested restricted stock of the Company that were granted to Messrs. Souki, Thames and Abiteboul and Ms. Gentle as their 2011 Long-Term Incentive Award on January 14, 2011 based on the Company’s performance during 2010. The shares of restricted stock vest in three equal annual installments. The first tranche of restricted stock vested on June 30, 2011 and the second tranche vested on June 30, 2012. The third tranche will vest on June 30, 2013.

(3)	For Mr. Rayford, these are shares of restricted stock of the Company granted to him on March 1, 2011 as his new hire award. Mr. Rayford’s shares of restricted stock vest in four equal annual installments beginning March 1, 2012.

(4)	These stock options were granted as part of the named executive officers’ new hire grants and are fully vested.

(5)	These stock options and shares of restricted stock of the Company were granted on February 20, 2006, pursuant to the French Addendum to the 2003 Plan (“French Addendum”) as Mr. Abiteboul’s new hire award. The stock options are fully vested. The shares of restricted stock vested equally in four annual installments beginning one year from the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the named executive officers’ restricted stock and 2009 Phantom Stock Awards that vested during 2011. The number of shares of restricted stock and 2009 Phantom Stock Awards that vested and the aggregate dollar value realized upon the vesting of such restricted stock and 2009 Phantom Stock Awards is reflected in the table. None of the named executive officers exercised stock options during 2011.

Option Exercises and Stock Vested

During Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Charif Souki	—	—	1,932,667	$16,215,230
Meg A. Gentle	—	—	500,000	$4,208,000
Greg W. Rayford	—	—	—	—
H. Davis Thames	—	—	495,000	$4,162,200
Jean Abiteboul	—	—	505,525	$4,209,297

(1)	The value in this column for the named executive officers’ restricted stock and 2009 Phantom Stock Awards that vested during 2011 has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock and 2009 Phantom Stock Awards that vested. The 2009 Phantom Stock Awards were settled in shares of Company common stock on December 15, 2011 and December 21, 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative text describe the potential value that the named executive officers would receive upon accelerated vesting of their outstanding equity grants and change of control cash payments assuming certain triggering events occurred on December 31, 2011. The value shown in the table assumes a December 31, 2011 termination date and uses the closing price of our common stock of $8.69, as reported on the NYSE MKT LLC on December 30, 2011. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such executive leaves the Company.

Potential Payments upon Termination or Change in Control Assuming

Termination Event Occurs on December 31, 2011

	Cash Payment		Equity Awards					Total Potential Payments Upon Termination Event
								Termination Events				Change of Control
Name	Change of Control Plan - Cash Payment		Date of Grant	Number of Unvested Stock Options	Number of Unvested Restricted Shares		Benefit	Termination without Cause ($)	Termination with Good Reason ($)	Death or Disability ($)		Immediately upon Change of Control ($)		Termination, Resignation or Removal w/in One Year of Change of Control ($)
Charif Souki	$752,760		—	—	—		—	—	—	—		$752,760	(1)	—
	—		1/14/2011	—	265,333		Vesting	—	—	$2,305,744	(2)	—		$2,305,744	(2)
Total Potential Payment Upon Termination or Change of Control								$0	$0	$2,305,744		$752,760		$2,305,744

Meg A. Gentle	$285,237		—	—	—		—	—	—	—		$285,237	(1)	—
	—		1/14/2011	—	100,000		Vesting	—	—	$869,000	(2)	—		$869,000	(2)
Total Potential Payment Upon Termination or Change of Control								$0	$0	$869,000		$285,237		$869,000

Greg W. Rayford	$285,237		—	—	—		—	—	—	—		$285,237	(1)	—
	—		3/1/2011	—	200,000		Vesting	—	—	$1,738,000	(2)	—		$1,738,000	(2)
Total Potential Payment Upon Termination or Change of Control								$0	$0	$1,738,000		$285,237		$1,738,000

H. Davis Thames	$285,237		—	—	—		—	—	—	—		$285,237	(1)	—
	—		1/14/2011	—	90,000		Vesting	—	—	$782,100	(2)	—		$782,100	(2)
Total Potential Payment Upon Termination or Change of Control								$0	$0	$782,100		$285,237		$782,100

Jean Abiteboul	239,568 EUR	(3)	—	—	—		—	—	—	—		$329,142	(1) (3)	—
	—		2/20/2006	—	6,250	(4)	Vesting	$54,313	$54,313	$54,313		—		$54,313
	—		1/14/2011	—	50,000		Vesting	—	—	$434,500	(2)	—		$434,500	(2)
Total Potential Payment Upon Termination or Change of Control								$54,313	$54,313	$488,813		$329,142		$488,813

(1)	The named executive officer may receive a cash payment under the Change of Control Plan if a change of control occurs and not more than three months prior to the date of the change of control, the named executive officer’s employment with the Company ceases at the previously designated level (including as a result of death or disability) for any reason or is terminated by the Company other than for Cause (or the named executive officer terminates for Good Reason) provided the named executive officer has reasonably demonstrated that his or her cessation or termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a change of control, or (ii) otherwise arose in connection with or in anticipation of a change of control.

(2)	Except as set forth below, a named executive officer will forfeit any unvested portion of his or her restricted stock award if the named executive officer’s employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of the restricted stock awards will vest upon the (i) termination, resignation or removal of the named executive officer for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) death or disability of the named executive officer.

(3)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros. The amount in this table is the U.S. dollar equivalent based on the January 4, 2011 exchange rate of 1.3739 USD to 1 EUR.

(4)	Restricted shares received upon vesting that were granted under the French Addendum may not be sold by Mr. Abiteboul for a period of two years following the relevant vesting date. Pursuant to his restricted stock grant, Mr. Abiteboul may immediately sell these shares in the event of his death, invalidity, termination without Cause, termination for Good Reason or termination within one year from the date of a change of control of the Company.

Narrative to the Potential Payments upon Termination or Change of Control

Change of Control Cash Payment

We have entered into Change of Control Agreements with each of the named executive officers. The Change of Control Agreements provide for a cash payment upon a “Change of Control” (as defined in the Change of Control Agreements) in an amount equal to one times the named executive officers’ base salaries at or immediately prior to the Change of Control. The cash payments are payable within 30 days of the effective date of the Change of Control. A cessation of a named executive officer’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of a named executive officer other than for Cause (as defined in the Change of Control Agreements), and a termination by the named executive officer for Good Reason (generally, as defined in the 2003 Plan) that occurs not more than three months prior to a Change of Control will be deemed to be a termination of employment pursuant to a Change of Control provided the named executive officer demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the named executive officer’s termination otherwise arose in connection with or in anticipation of a Change of Control. The Change of Control Agreements expire on December 31 of each calendar year, although they are automatically extended for an additional year each January 1 unless the Company provides notice to an employee that it will not extend the term of his or her Change of Control Agreement. The term of the Change of Control Agreements will also expire on the date any payments are made to the named executive officer pursuant to the Change of Control Agreement or the named executive officer ceases to be an employee of the Company prior to a Change of Control.

Restricted Stock Awards

Except as set forth below, a named executive officer will forfeit any unvested portion of his or her restricted stock award if the named executive officer’s employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of the restricted stock awards will vest upon the (i) termination, resignation or removal of the named executive officer for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) death or disability of the named executive officer.

The shares of restricted stock granted to Mr. Abiteboul on February 20, 2006, as his new hire award, vested equally in four annual installments beginning one year from the date of grant. Restricted shares received upon vesting that were granted under the French Addendum may not be sold by Mr. Abiteboul for a period of two years following the relevant vesting date. Pursuant to Mr. Abiteboul’s restricted stock grants, the shares awarded as his new hire grant may be immediately sold in the event of his death, invalidity, termination without Cause, termination for Good Reason or termination within one year from the date of a change of control of the Company.

Pursuant to the 2003 Plan, a “good reason” termination will occur, assuming the Company fails to cure such circumstances within thirty days after receipt of notice of the good reason termination, upon the named executive officer’s termination of employment due to one of the following events: (a) the removal from or failure to re-elect the officer to the position in which the officer last served; (b) assignment of duties, responsibilities, or reporting requirements that are inconsistent with the officer’s position or material diminishment of the officer’s duties, responsibilities or status; (c) a material reduction in the officer’s compensation or benefits; or (d) a change in the Company’s principal place of business to a location more than 50 miles from downtown Houston. The 2003 Plan provides generally that a “change of control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of the shares of voting stock then outstanding; (ii) the consummation of any merger, reorganization, business combination, consolidation of the Company or one of our subsidiaries with or into any other company or a sale or disposition by the Company of all or substantially all of our assets (other than a transaction in which the same stockholders before the transaction own 50% of the outstanding common stock after the transaction is complete); or (iii) a majority of the current members of the Board of Directors or their approved successors cease to be our directors.

Compensation Committee Interlocks and Insider Participation

Keith F. Carney, who serves as a member of the Compensation Committee, was formerly an officer of the Company. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation

The compensation paid during the year ended December 31, 2011 to our directors who served on the Board during 2011, is set forth in the below table. David I. Foley is not included in the table as he was appointed to the Board in August 2012.

Director Compensation Table for Fiscal 2011

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey (3)	$85,000	$80,000	—	—	—	—	$165,000
G. Andrea Botta (4)	$81,750	$90,000	—	—	—	—	$171,750
Nuno Brandolini (5)	$40,000	$80,000	—	—	—	—	$120,000
Keith F. Carney (6)	$90,000	$90,000	—	—	—	$3,248	$183,248
John M. Deutch (7)	$85,000	$85,000	—	—	—	—	$170,000
Paul J. Hoenmans (8)	$80,000	$80,000	—	—	—	—	$160,000
David B. Kilpatrick (9)	$90,000	$90,000	—	—	—	—	$180,000
Walter L. Williams (10)	$80,000	$80,000	—	—	—	$11,600	$171,600

(1)	Charif Souki is an executive officer of the Company and did not receive additional compensation for his service as a director.

(2)	The amounts in this column reflect the grant date fair value ($8.17) of awards made on June 20, 2011 to each of the directors.

(3)	Ms. Bailey was granted 9,792 shares of restricted stock in 2011 with a grant date fair value of $80,000. As of December 31, 2011, she held a total of 25,000 stock options and 9,792 shares of restricted stock.

(4)	Mr. Botta was granted 11,016 shares of restricted stock in 2011 with a grant date fair value of $90,000. As of December 31, 2011, he held a total of 11,016 shares of restricted stock.

(5)

For the period from the 2010 Annual Meeting of Stockholders through the 2011 Annual Meeting of Stockholders, Mr. Brandolini elected to receive payment of compensation 100% in restricted stock. Accordingly, Mr. Brandolini was granted restricted stock in 2010 to compensate Mr. Brandolini for his director service throughout this period. Although this grant compensated Mr. Brandolini for the portion of his director service in 2011 through the 2011 Annual Meeting of Stockholders, the above table does not include this compensation as this grant was made in 2010. Mr. Brandolini was granted 9,792 shares of restricted stock in 2011 with a grant date fair value of $80,000. As of December 31, 2011, he held a total of 9,792 shares of restricted stock.

(6)	Mr. Carney was granted 11,016 shares of restricted stock in 2011 with a grant date fair value of $90,000. As of December 31, 2011, he held a total of 11,016 shares of restricted stock. Mr. Carney also had use of a parking space at the Company’s headquarters during 2011. The parking expense was approximately $3,248.

(7)	Mr. Deutch was granted 10,404 shares of restricted stock in 2011 with a grant date fair value of $85,000. As of December 31, 2011, he held a total of 25,000 stock options and 10,404 shares of restricted stock.

(8)	Mr. Hoenmans was granted 9,792 shares of restricted stock in 2011 with a grant date fair value of $80,000. As of December 31, 2011, he held a total of 9,792 shares of restricted stock.

(9)	Mr. Kilpatrick was granted 11,016 shares of restricted stock in 2011 with a grant date fair value of $90,000. As of December 31, 2011, he held a total of 11,016 shares of restricted stock.

(10)	Mr. Williams was granted 9,792 shares of restricted stock in 2011 with a grant date fair value of $80,000. As of December 31, 2011, he held a total of 9,792 shares of restricted stock. Mr. Williams also had use of an office, parking space, laptop and blackberry at the Company’s headquarters during 2011. The pro rata amount of office lease expense related to that space was approximately $3,348, the parking expense was approximately $3,248 and the laptop/blackberry expense was approximately $5,004.

During the fiscal year ended December 31, 2011, the Board of Directors approved compensation, payable as of June 20, 2011, of $160,000 to non-employee directors for service for the period from the 2011 Annual Meeting of Stockholders through the 2012 Annual Meeting of Stockholders. The Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 each and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported by the NYSE MKT LLC on the date payable (for June 20, 2011: $8.17). The directors’ restricted stock vests on the first anniversary of the date of grant.

Equity Compensation Plan Information

The following table provides information about our compensation plans as of December 31, 2011. The equity compensation plans approved by our stockholders include the Cheniere Energy, Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan”), the 2003 Plan and the 2011 Plan.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	770,157	$26.45	11,926,752
Equity compensation plans not approved by security holders	—	—	—

Total	770,157	$26.45	11,926,752

In 1997, we established the 1997 Plan, which was amended and restated in September 2005. The 1997 Plan allowed for the issuance of options to purchase up to 5,000,000 shares of common stock. We reserved 5,000,000 shares of common stock for issuance upon the exercise of options, all of which have been granted and are fully vested. All options granted under the 1997 Plan have exercise prices equal to or greater than the fair market value of common stock at the date of grant. The 1997 Plan terminated on April 22, 2007 and no additional options may be granted under the 1997 Plan.

In 2003, the Company established the 2003 Plan, which was amended and restated in September 2005 and has since been amended. The 2003 Plan is a broad-based incentive plan, which allows for the issuance of stock options, stock appreciation rights and awards of purchased stock, bonus stock, phantom stock, restricted stock and performance awards and other stock-based awards to employees, consultants and non-employee directors to purchase up to 21,000,000 shares of common stock. The Company has reserved 21,000,000 shares of common stock for issuance upon the exercise of awards that have been granted or which may be granted. The following awards have been granted under the 2003 Plan as of December 31, 2011: 1,142,480 stock options, 11,645,768 shares of restricted stock and 6,285,000 phantom stock awards that have been settled in shares of common stock. Vesting of awards under the 2003 Plan varies, but generally occurs in equal annual installments over a two-, three- or four-year period on each anniversary of the grant date. All options granted under the 2003 Plan have exercise prices equal to or greater than the fair market value at the date of grant. The term of any award under the 2003 Plan may not exceed a period of ten years. As of December 31, 2011, 1,926,752 shares of common stock remained available for grant under the 2003 Plan.

In 2011, the Company established the 2011 Plan. The 2011 Plan is a broad-based incentive plan, which allows for the issuance of stock options, stock appreciation rights and awards of bonus stock, phantom stock, restricted stock and performance awards and other stock-based awards to employees, consultants and non-employee directors to purchase up to 10,000,000 shares of common stock. The Company has reserved 10,000,000 shares of common stock for issuance upon the exercise of awards that may be granted. As of December 31, 2011, no awards had been granted under the 2011 Plan.

OTHER MATTERS

Stockholder Proposals

Management anticipates that the Company’s 2013 annual stockholders’ meeting will be held during June 2013. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2013 annual stockholders’ meeting must submit the proposal to the Company on or before December 20, 2012. Any such proposals should be timely sent to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2013 proxy materials. If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company not later than March 14, 2013.

Householding of Proxy Materials

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once a stockholder has received notice from his or her broker that they will be householding materials, householding will continue until the stockholder is notified otherwise or revokes consent. If at any time a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the stockholder should notify his or her broker. If a stockholder would like to receive a separate copy of this Proxy Statement for the Meeting, he or she should contact the Company by writing to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

Availability of Documents

Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement for the Meeting and future stockholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Paper or email copies of this Proxy Statement for the Meeting can also be obtained free of charge by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/corporate/ 2013_special_meeting.shtml. Any such requests shall be made by January 21, 2013 to facilitate timely delivery.

By Order of the Board of Directors,

Cara E. Carlson Corporate Secretary

December 31, 2012

Exhibits:

A: Amendment of Restated Certificate of Incorporation, as amended, of Cheniere Energy, Inc.

B: Amendment No. 1 to the Cheniere Energy, Inc. 2011 Incentive Plan

C: 2010 Towers Watson U.S. Compensation Data Bank Energy Services Executive Database

D: 2011 Towers Watson U.S. Compensation Data Bank Energy Services Executive Database

Exhibit A

CERTIFICATE OF AMENDMENT

OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

CHENIERE ENERGY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cheniere Energy, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:

1.	That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended by a (i) Certificate of Amendment dated February 8, 2005, (ii) Certificate of Amendment dated June 12, 2009 and (iii) Certificate of Amendment dated June 1, 2012, declaring its advisability and directing that this amendment be submitted for consideration by its stockholders. The resolution is as follows:

RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:

FOURTH: “(A) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances:

(i)	From the effective date of this Certificate of Amendment until the election of directors at the 2013 annual meeting of stockholders (each annual meeting of stockholders an “Annual Meeting”), the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with the directors in Class I having a term expiring at the 2014 Annual Meeting, the directors in Class II having a term expiring at the 2015 Annual Meeting and the directors in Class III having a term expiring at the 2013 Annual Meeting.

(ii)	From and after the election of directors at the 2013 Annual Meeting, the Board of Directors shall cease to be classified, and the directors shall be elected annually at each Annual Meeting to hold office for a term expiring at the next Annual Meeting; provided, however, that each director elected at the 2011 Annual Meeting and 2012 Annual Meeting shall serve for the full three-year term to which such director was elected.

(B) In the event of any increase or decrease in the authorized number of directors at any time during which the Board of Directors is divided into a class or classes:

(i)	Each director then serving shall nevertheless continue as a director of the class of which he is a member until the expiration of his term or his prior death, retirement, resignation or removal; and

(ii)	Subject to the rights of holders of any series of Preferred Stock to elect directors under specified circumstances, the newly created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the class or classes so as to keep the number of directors in each class as nearly equal as possible.

(C) Notwithstanding the provisions of Paragraphs A and B of this Article FOURTH, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal.

(D) Subject to applicable law and the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, vacancies on the Board of Directors, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the directors then in office, though less than a quorum, and not by stockholders. Any director so chosen to fill a vacancy in a class or a newly created directorship of a class prior to the 2013 Annual Meeting shall hold office for a term that shall coincide with the remaining term of that class. Any director so chosen to fill a vacancy or a newly created directorship at or following the 2013 Annual Meeting shall hold office for a term expiring at the next Annual Meeting. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Notwithstanding the foregoing provisions of Paragraph D of this Article FOURTH, any vacancy on the Board of Directors that results from the removal of a director from office for cause prior to the 2013 Annual Meeting may be filled only by the affirmative vote of a majority of the stockholders of the Company at a meeting called for that purpose or, if not filled by the stockholders, by the affirmative vote a majority of the directors then in office, though less than a quorum.”

FURTHER RESOLVED, that the third sentence of Article SIXTH of the Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:

SIXTH: “Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office (i) at any time prior to the 2013 Annual Meeting, but only for cause, and (ii) at any time at or after the 2013 Annual Meeting, with or without cause.”

2.	That thereafter, stockholders of the Corporation at a special meeting thereof, duly adopted the foregoing amendment.

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4.	That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of the         day of                     , 2013.

Cheniere Energy, Inc.
By:
Name:
Title:

Exhibit B

AMENDMENT NO. 1

TO THE

CHENIERE ENERGY, INC.

2011 INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) and the stockholders of the Company (the “Stockholders”) previously adopted and approved the Cheniere Energy, Inc. 2011 Incentive Plan (the “Plan”); and

WHEREAS, the Board has determined that it would be in the best interests of the Company, subject to approval by the Stockholders, to amend the Plan to increase the number of authorized shares under the Plan by 25,000,000 shares so that a total of 35,000,000 shares of common stock, $.003 par value, of the Company is authorized under the Plan;

NOW, THEREFORE, the Plan hereby is amended, effective on the date of approval by the Stockholders, as follows:

1.	The first sentence of Section 5 of the Plan entitled “SHARES SUBJECT TO PLAN” shall be replaced in its entirety by the following:

“Subject to adjustment pursuant to Section 15(a) hereof, the aggregate number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed 35,000,000 (the “Share Pool Limit”).”

2.	Section 13(c)(ii) of the Plan entitled “Business Criteria” is hereby amended to add a new (FF) as follows:

“and (FF) implementation, completion or attainment of measurable objectives with respect to financing or construction of entire projects or stages of projects.”

3.	The first sentence of Section 13(c)(iii) of the Plan entitled “Performance Period; Timing for Establishing Performance Goals” shall be replaced in its entirety by the following:

“Achievement of performance goals in respect of Performance Awards may be measured based on performance over a Performance Period, as specified by the Committee, or may be determined based on whether or not the performance goals are satisfied at any time prior to the expiration of a Performance Period.”

4.	The first sentence of Section 13(c)(iv) of the Plan entitled “Settlement of Performance Awards; Compensation Contingent Upon Attainment of Performance Goal” shall be replaced in its entirety by the following:

“In the case of a performance goal measured over a Performance Period, at or after the end of the Performance Period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of the business criteria over a Performance Period. In the case of a performance goal satisfied based upon whether or not certain specified business criteria are achieved at any time during a Performance Period, at or following the satisfaction of the applicable business criteria (even if prior to the expiration of the applicable Performance Period), the Committee shall determine the amount, if any, of Performance Awards payable to each Participant upon the achievement of the applicable business criteria.”

Except as modified herein, the Plan is hereby specifically ratified and affirmed.

This Amendment No. 1 to the Plan is adopted by the Company effective as of the         day of February, 2013.

CHENIERE ENERGY, INC.

By:
Meg A. Gentle
Senior Vice President and Chief Financial Officer

Exhibit C

U.S. CDB Energy Services Executive Database

2010 Report

Participants

AEI Services	DTE Energy	Mirant	Santee Cooper
Allegheny Energy	Duke Energy	New York Independent System Operator	SCANA
Allete	E.ON U.S.		Sempra Energy
Alliant Energy	Edison International	New York Power Authority	Southern Company Services

Ameren	El Paso Corporation	Nicor	Southern Maryland Electric
American Electric Power	Electric Power Research Institute	Northeast Utilities	Cooperative
Areva	Enbridge Energy	NorthWestern Energy	Southern Union Company
ATC Management	Energen	NRG Energy	Southwest Power Pool

Atmos Energy	Energy Future Holdings	NSTAR	Spectra Energy
Avista	Energy Northwest	NV Energy	STP Nuclear Operating
BG US Services	Entergy	NW Natural	Targa Resources
Black Hills Power and Light	EPCO	OGE Energy	Tennessee Valley Authority

California Independent System Operator	ERCOT	Oglethorpe Power	TransCanada UIL
	Exelon	Omaha Public Power	Holdings
Calpine	First Solar	Pacific Gas & Electric	UniSource Energy
CenterPoint Energy	FirstEnergy	Pepco Holdings	Unitil

CH Energy Group	FPL Group	Pinnacle West Capital	Vectren
Cleco	GDF SUEZ Energy North America	PJM Interconnection	Westar Energy
CMS Energy	Hawaiian Electric	PNM Resources	Westinghouse Electric
Colorado Springs Utilities	IDACORP	Portland General Electric	Wisconsin Energy

Consolidated Edison	Integrys Energy Group	PPL	Wolf Creek Nuclear
Constellation Energy	ISO New England	Progress Energy	Xcel Energy
Covanta Holdings	Kinder Morgan	Proliance Holdings
CPS Energy	LES	Public Service Enterprise Group

DCP Midstream	Lower Colorado River Authority	Puget Energy
Direct Energy	MDU Resources	Regency Energy Partners LP
Dominion Resources	Midwest Independent Transmission System Operator	RRI Energy
DPL		Salt River Project

Number of Participants: 102

©Towers Watson Confidential – for the internal use of survey participants only.

Exhibit D

2011 CDB Energy Services Executive Compensation Survey Report - U.S.

Overview of Survey Participants

Participant List - Total Sample

Acciona	EQT Corporation	Pinnacle West Capital
AGL Resources	ERCOT	PJM Interconnection
Allete	Exelon	PNM Resources
Alliant Energy	FirstEnergy	Portland General Electric
Ameren	First Solar	PPL
American Electric Power	GenOn Energy	Progress Energy
Areva	Hawaiian Electric	Proliance Holdings
ATC Management	lberdrola Renewables	Public Service Enterprise Group
Avista	IDACORP	Puget Energy
BG US Services	Integrys Energy Group	Regency Energy Partners LP
Black Hills	IPR—GDF SUEZ North America	Salt River Project
California Independent System Operator	ISO New England	Santee Cooper
	Kinder Morgan	SCANA
Calpine	LES	SemGroup
CenterPoint Energy	LG&E and KU Energy Services	Sempra Energy
CH Energy Group	Lower Colorado River Authority	Southern Company Services
Cleco	McDermott	Southern Union Company
CMS Energy	MDU Resources	Southwest Power Pool
Colorado Springs Utilities	MGE Energy	Spectra Energy
Consolidated Edison	MidAmerican Holdings	STP Nuclear Operating
Constellation Energy Covanta Holdings	Midwest Independent Transmission System Operator	TECO Energy Tennessee Valley Authority
CPS Energy Crosstex Energy	New York Independent System Operator	Trans Bay Cable TransCanada
DCP Midstream	New York Power Authority	UIL Holdings
Dominion Resources	NextEra Energy	UniSource Energy
DPL	Nicor	Unitil
DTE Energy	Northeast Utilities	Vectren
Duke Energy Edison International	NorthWestern Energy NRG Energy	Westar Energy Westinghouse Electric
EDP Renewables North America LLC	NSTAR	Williams Companies
El Paso Corporation	Nuscale Power	Wisconsin Energy
El Paso Electric	NV Energy	Wolf Creek Nuclear
Enbridge Energy	NW Natural	Xcel Energy
Energen	OGE Energy
Energy Future Holdings	Oglethorpe Power
Energy Northwest	Omaha Public Power
Entergy	Pacific Gas & Electric
Pepco Holdings

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 1, 2013

The undersigned hereby appoints Charif Souki, Meg A. Gentle and Cara E. Carlson, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002 on Friday, February 1, 2013 at 9:00 a.m. CST, Houston, Texas time, and at any adjournment thereof.

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting. The Cheniere Energy, Inc. Proxy Statement, including the Notice of Special Meeting, is available on the following website:

http://www.cheniere.com/corporate/2013_special_meeting.shtml.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(TO BE VOTED AND SIGNED ON REVERSE SIDE)

Please date, sign and mail your proxy card back as soon as possible!

CHENIERE ENERGY, INC.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cheniere Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please detach and return the bottom portion in the enclosed envelope. If you vote over the Internet or by telephone, please do not mail your card.

Proposals – The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

		FOR	AGAINST	ABSTAIN
1.	Approval of Amendment to Restated Certificate of Incorporation, as amended, to declassify the Board of Directors.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Approval of Amendment No. 1 to the Cheniere Energy, Inc. 2011 Incentive Plan.	☐	☐	☐

3.	In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.	☐	☐	☐

☐	Address Change (make correction to left)

Signature

Title

Date
NOTE: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.